Exhibit 10.12

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 11, 2022

among

ACCELERANT HOLDINGS,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO, as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

BANK OF MONTREAL,

as Administrative Agent,

BMO CAPITAL MARKETS CORP.,

LLOYDS BANK PLC,

HSBC BANK PLC

and

RBC CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BMO CAPITAL MARKETS CORP.

and

LLOYDS BANK PLC,

as Co-Sustainability Coordinators

i

Schedules:

Schedule 2.01	–	Commitments
Schedule 7.01	–	Existing Debt
Schedule 7.02	–	Existing Liens
Schedule 7.07	–	Transactions with Affiliates
Schedule 10.02	–	Administrative Agent’s Office; Certain Addresses for Notices

Exhibits:

Exhibit A	– Form of Loan Notice
Exhibit B-1	– Form of Euro Note
Exhibit B-2	– Form of Dollar Note
Exhibit C	– Form of Compliance Certificate
Exhibit D	– Form of Assignment and Assumption
Exhibit E-1	– Form of U.S. Tax Compliance Certificate
Exhibit E-2	– Form of U.S. Tax Compliance Certificate
Exhibit E-3	– Form of U.S. Tax Compliance Certificate
Exhibit E-4	– Form of U.S. Tax Compliance Certificate
Exhibit F	– Form of Guaranty
Exhibit G	– Form of Solvency Certificate
Exhibit H	– Auction Procedures
Exhibit I	– Beneficial Ownership Certification

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 11, 2022, among Accelerant Holdings, a Cayman Islands exempted company with registration number 381680 (the “Borrower”), each Guarantor from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of Montreal, as Administrative Agent.

The Borrower, the Administrative Agent, the Guarantors party thereto and the lenders party thereto entered into the Credit Agreement dated as of January 29, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower wishes to, among other things, amend and restate the Existing Credit Agreement, and the Lenders are willing to amend and restate the Existing Credit Agreement. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerant Cayman” means Accelerant Holdings (Cayman) Ltd., a Cayman Islands exempted company with registration number 347465.

“Accounting Change” has the meaning specified in Section 1.03(b).

“Act” has the meaning specified in Section 10.18.

“Additional Restatement Euro Loan” has the meaning assigned to such term in Section 2.01(a)(i).

“Adjusted Term SOFR” means, with respect to any Interest Period, the per annum rate equal to the sum of (i) Term SOFR plus (ii)(x) 0.10% (10 basis points) for a one-month Interest Period, (y) 0.15% (15 basis points) for a three-month Interest Period, and (z) 0.25% (25 basis points) for a six-month Interest Period.

“Administrative Agent” means Bank of Montreal in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” has the meaning specified in Section 10.06(b)(vii)(A).

“Agent-Related Persons” means, collectively, the Administrative Agent and the Arrangers, together with their respective Affiliates and the partners, officers, directors, employees, agents and advisors of such Persons and Affiliates.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreed Currencies” means Euros and Dollars.

“All-In Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, original issue discount, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders).

“Altamont” means Altamont Capital Management, LLC and any of its Controlled Investments Affiliates.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Insurance Regulatory Authority” means, with respect to any Regulated Insurance Company, the insurance commission or similar Governmental Authority located in the jurisdiction in which such Regulated Insurance Company is domiciled.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place), equal to a fraction, the numerator of which is the aggregate outstanding principal amount of the Loans and unused Commitments (if any) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Commitments (if any) of all Lenders.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Senior Debt to Capitalization Ratio, as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable, as set forth below:

Pricing Level	Consolidated Senior Debt to Capitalization Ratio	Applicable Rate for SOFR Loans and EURIBOR Loans
1	Less than or equal to 25%	3.50%
2	Greater than 25% but less than or equal to 30%	3.75%
3	Greater than 30%	4.00%

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective two (2) Business Days after the Administrative Agent has received financial statements pursuant to Section 6.01(i) or Section 6.01(ii), as applicable, and the related Compliance Certificate pursuant to Section 6.02(i) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Level 1 shall be deemed to be applicable until the Administrative Agent’s receipt of such financial statements and Compliance Certificate for the first fiscal period ending after the Restatement Effective Date (unless such financial statements demonstrate that Level 2 or Level 3 should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraph.

In the event that any financial statements delivered pursuant to Section 6.01(i) or Section 6.01(ii) or any Compliance Certificate delivered pursuant to Section 6.02(i) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent corrected financial statements and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders under Section 2.05 and Article VIII, and shall survive the termination of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.10(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BMO Capital Markets Corp., Lloyds Bank PLC, HSBC Bank PLC and RBC Capital Markets, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale Threshold” means an aggregate amount equal to the greater of $3,600,000 and (b) 3.0% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction” has the meaning specified in Section 10.06(b)(vii)(B).

“Auction Manager” means any financial institution or advisor agreed by the Borrower and the Administrative Agent to act as an arranger in connection with any repurchases pursuant to Section 10.06(b)(vii)(B).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Benchmark” means, initially, with respect to any Term Benchmark Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

“Benchmark Replacement” means, with respect to any Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to such Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to any Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 3.03(b).

“Beneficial Owner” means each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Certification” means a certificate in the form attached hereto as Exhibit I or such other certificate in form and substance reasonably acceptable to the Administrative Agent and the Borrower, certifying, among other things, the Beneficial Owners of the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation or exempted company, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person or the board of directors or the board of managers of the managing member of such Person, as the case may be, (c) in the case of any partnership or exempted limited partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Assignment and Acceptance” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Lenders pursuant to Section 2.01.

“Borrowing Date” means the date of the making of a Loan.

“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in the State of New York or London, England are authorized or required by Law to close; provided that, when used in connection with a Loan, the term “Business Day” shall exclude any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is not open.

“Capital and Surplus” means, for any Insurance Subsidiary as of any date, the total statutory capital and surplus (or any successor line item description that contains the same information) as shown in its Statutory Statement, or an amount determined in a consistent manner for any date other than one as of which a Statutory Statement was prepared.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, as in effect as of the date hereof, be required to be accounted for as a capital lease on the balance sheet of such Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Restatement Effective Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this

Agreement (except that financial statements delivered pursuant to Sections 6.01(i) or 6.01(ii) shall reflect such operating leases in accordance with GAAP as in effect at the time of such delivery) regardless of any change in GAAP following the Restatement Effective Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capitalized Lease Obligations” means, as of any date of determination in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Restatement Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement (except that financial statements delivered pursuant to Sections 6.01(i) or 6.01(ii) shall reflect such operating leases in accordance with GAAP as in effect at the time of such delivery) regardless of any change in GAAP following the Restatement Effective Date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Casualty Event” means any casualty or other insured damage to any property of the Borrower or any Subsidiary, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) prior to a Qualified IPO, Altamont ceases to beneficially own, directly or indirectly, Equity Interests of the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) after a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Altamont, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Borrower representing both (i) more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and (ii) more than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower that are beneficially owned, directly or directly, by Altamont; (c) the majority of the seats (other than vacant seats) on the Board of Directors of the Borrower cease to be occupied by (i) Persons who were members of the Board of Directors of the Borrower on the Restatement Effective Date or (ii)

any new members whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Borrower then still in office who were either members on the Restatement Effective Date or whose election or nomination for election was previously so approved; or (d) the occurrence of a “change of control” (howsoever defined) in any instrument governing any Debt of the Borrower or any of its Subsidiaries with an aggregate outstanding principal amount in excess of the Threshold Amount that constitutes an “event of default” under such instrument.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Restatement Dollar Loans or Restatement Euro Loans.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and all administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of any Governmental Authority, in each case having the force of law.

“Commitment” means, as to each Lender, such Lender’s Restatement Dollar Commitment or New Commitment, as applicable, in effect as of such time.

“Communications” has the meaning specified in Section 9.10(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Capitalization” means, as of any date of determination, the sum of (i) Consolidated Adjusted Debt, plus (ii) Consolidated Net Worth as of such date, plus, without duplication, (iii) the Hybrid Securities Allowed Amount, in each case as of such date.

“Consolidated Adjusted Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) Consolidated Operating Debt.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, Consolidated EBITDA for such period, giving pro forma effect to any applicable Specified Transaction, plus, without duplication, (a) Pro Forma Commission Adjustment for such period, plus (b) Pro Forma Run-Rate Commission Adjustment for such period, plus (c) Pro Forma Run-Rate Premium Adjustment for such period.

“Consolidated Adjusted Senior Debt” means, as of any date of determination, (a) Consolidated Senior Debt, minus (b) Consolidated Senior Operating Debt.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (plus, without duplication, all net income of the Insurance Subsidiaries):

(a) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense; plus

(2)	Consolidated Income Taxes; plus

(3)	consolidated depreciation expense; plus

(4)

consolidated amortization expense or impairment charges recorded in connection with the application of FASB ASC 360 (Impairment or Disposal of Long-Lived Assets), FASB ASC 205 (Presentation of Financial Statements – Discontinued Operations), FASB ASC 350 (Intangibles – Goodwill and Other), FASB ASC 360 (Property, Plant and Equipment) and FASB ASC 360 (Property, Plant and Equipment); plus

(5)

other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6)

any (i) Transaction Costs and (ii) fees, costs, charges or other expenses incurred in connection with (A) any actual or proposed investment, joint venture, asset sale, acquisition, recapitalization or issuance of Equity Interest or the incurrence of Debt (including, with respect to Debt, a refinancing thereof) or (B) any amendment, waiver, consent or modification to the Loan Documents, any documentation governing any Debt (including as a result of FASB ASC 805 (Business Combinations)) or any documentation governing the terms of any transaction described in the immediately preceding subclause (A), whether or not such transaction or amendment, waiver, consent or modification is successful, or modification of Debt; plus

(7)

the amount of “run rate” cost savings, synergies, operating improvements and operating expense reductions resulting from, or related to, mergers and other business combinations, acquisitions, investments, divestitures, dispositions, discontinuance of activities or operations, the consolidation or closing of locations, and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives (including acquisitions occurring prior to the Restatement Effective Date) that are reasonably identifiable and projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twenty-four (24) months of the underlying action or transaction (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction), in each case, calculated (i) on a pro forma basis as though such cost savings, synergies, operating improvements or operating expense reductions had been realized on the first day of such period and (ii) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Restatement Effective Date) (which adjustments may be incremental to (but not duplicative of)) pro forma cost savings, synergies, operating improvements or operating expense reduction adjustments made pursuant to clause (8) below; except that the aggregate amount added back pursuant to this clause (7), when aggregated with the aggregate amount added back pursuant to clause (8) below and the aggregate amount of “run-rate” cost savings, synergies and operating expense reductions added back pursuant to Section 1.10, in each case with respect to such period, shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to such adjustments); plus

(8)

the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or non-ordinary course reserves; except that the aggregate amount added back pursuant to this clause (8), when aggregated with the aggregate amount added back pursuant to clause (7) above and the aggregate amount of “run-rate” cost savings, synergies and operating expense reductions added back pursuant to Section 1.10, in each case with respect to such period, shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to such adjustments); plus

(9)

(A) consulting and similar fees, expenses and indemnities payable to Altamont and its Affiliates to the extent payment thereof is not prohibited by this Agreement and (B) compensation and expense reimbursements payable to directors and officers, any indemnity payments, and any expenses for director and officer insurance premiums to the extent such payment is not prohibited by this Agreement, in each case, to the extent the same were deducted (and not added back) in such period in computing Consolidated Net Income; plus

(10)

any non-recurring, unusual or extraordinary charges, losses or expenses (excluding charges, losses and/or expenses of the type added back pursuant to clause (8) above) deducted (and not added back) in such period in computing Consolidated Net Income;

(b) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and any items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period); and

(c) increased or decreased (without duplication) to eliminate the following items to the extent reflected in Consolidated Net Income:

(1)

any non-ordinary course net gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC 825 (Financial Instruments) and related codifications, including FASB ASC 326;

(2)	all unrealized gains and losses relating to financial instruments or liabilities to which fair market value accounting is applied; and

(3)

any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA under this Agreement for any fiscal quarter ended prior to the Effective Date, Consolidated EBITDA for such fiscal quarters shall be as set forth below:

Fiscal quarter ending on the date set forth below	Consolidated EBITDA
March 31, 2020	€4,835,264.67
June 30, 2020	€6,815,539.47
September 30, 2020	€6,309,228.32
December 31, 2020	€5,391,631.49

“Consolidated Income Taxes” means, with respect to any Person for any period, Taxes imposed upon such Person or other payments required to be made by such Person to any Governmental Authority, which Taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including state, franchise and similar Taxes and withholding Taxes regardless of whether such Taxes or payments are required to be remitted to any Governmental Authority. For purposes of this Agreement, Consolidated Income Taxes of the Borrower and its Subsidiaries for any fiscal quarter shall be calculated by the Borrower in good faith and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense as reasonably determined by the Borrower in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of any Person (the “primary Person”) and its Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided that (without duplication):

(a) any net income (but not loss) of the Insurance Subsidiaries of the primary Person determined on a combined basis shall be excluded from such Consolidated Net Income; provided that, notwithstanding the foregoing, with respect to any such period, there shall be included in Consolidated Net Income any such amount determined on a combined basis that could have been distributed directly or indirectly by the Insurance Subsidiaries on a combined basis to the primary Person or any Credit Party as a dividend, distribution or return of capital or as a payment of interest or principal on any surplus note;

(b) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the primary Person or such Subsidiary of the primary Person (including pursuant to any sale and leaseback transaction) other than in the ordinary course of business shall be excluded from such Consolidated Net Income;

(c) any after-tax effect of income (loss) from the early extinguishment of Debt or early termination of Hedging Obligations or other derivative instruments shall be excluded from such Consolidated Net Income;

(d) the after-tax effect of extraordinary gain or loss shall be excluded from such Consolidated Net Income;

(e) the after-tax effect of the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

(f) any after-tax effect of non-cash impairment charges recorded in connection with the application of FASB ASC 360 (Impairment or Disposal of Long-Lived Assets), FASB ASC 205 (Presentation of Financial Statements – Discontinued Operations), FASB ASC 350 (Intangibles – Goodwill and Other) and FASB ASC 360 (Property, Plant and Equipment) shall be excluded from such Consolidated Net Income;

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the primary Person or any Subsidiary of the primary Person shall be excluded from such Consolidated Net Income;

(h) all impairment charges in connection with investments made by any Insurance Subsidiary of the primary Person in the ordinary course of business shall be excluded from such Consolidated Net Income; provided that the amount of any cash charges relating to such impairment charges shall not be excluded from Consolidated Net Income by operation of this clause (h) to the extent such cash charges reduce the Capital and Surplus of such Insurance Subsidiary; and

(i) interest related realized net investment portfolio trading losses of any Insurance Subsidiary of the primary Person shall be excluded from Consolidated Net Income to the extent such losses do not reduce the Capital and Surplus of such Insurance Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, the total common and preferred shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Operating Debt” means, as of any date of determination, all Operating Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Senior Debt” means, as of any date of determination, (a) the aggregate outstanding principal amount of the Loans, plus (b) the aggregate outstanding principal amount of all Debt of the Borrower and its Subsidiaries (excluding Debt that is expressly subordinated to the prior payment of the Obligations on terms that have been consented to by the Administrative Agent in its reasonable discretion (such consent to not be unreasonably withheld or delayed, it being understood that the terms of such subordination will permit payments to be made on such Debt if no Default or Event of Default has occurred and is continuing)), determined on a consolidated basis as of such date.

“Consolidated Senior Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Senior Debt to (b) Consolidated Adjusted Capitalization, in each case as of such date.

“Consolidated Senior Operating Debt” means, as of any date of determination, all Operating Debt of the Borrower and its Subsidiaries (excluding Operating Debt that is expressly subordinated to the prior payment of the Obligations on terms that have been consented to by the Administrative Agent in its reasonable discretion (such consent to not be unreasonably withheld or delayed, it being understood that the terms of such subordination will permit payments to be made on such Operating Debt if no Default or Event of Default has occurred and is continuing)), determined on a consolidated basis as of such date.

“Consolidated Total Assets” means at any date the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Total Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Total Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt (plus, solely for the purposes of calculating the Consolidated Total Debt to Capitalization Ratio in connection with the incurrence of any Debt in reliance on Section 7.01(xi) during the Restatement Dollar Loan Availability Period, the aggregate amount of the unused Restatement Dollar Commitments) to (b) Consolidated Adjusted Capitalization, in each case as of such date.

“Continuing Restatement Euro Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, with respect to any Person, any other Person (other than a natural person) established or organized for the purpose of making debt or equity investments in one or more companies and that is controlled or managed by, or under common control or management with, such Person or any of its Affiliates that are organized to invest in, hold or manage (directly or indirectly) such debt obligations or equity of portfolio companies (and that are not themselves portfolio companies).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.21.

“Credit Party” means the Borrower and the Guarantors.

“Cure Amounts” has the meaning specified in Section 7.11(e).

“Cure Right” has the meaning specified in Section 7.11(e).

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) without duplication, all non-contingent obligations (and, for purposes of Section 7.01 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under letters of credit (both standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(iii) Hedging Obligations of such Person (provided that the amount of any Hedging Obligations of any Person that constitutes Debt of such Person at any time shall be equal to the Swap Termination Value of the Swap Contracts giving rise to such Hedging Obligations);

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses payable and accruals for payroll, in each case in the ordinary course of business);

(v) (A) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (B) Debt of others secured by a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any such Debt of others that constitutes Debt of such Person solely by reason of this clause (v)(B) shall not for purposes of this Agreement exceed the greater of the fair market value of the properties or assets subject to such Lien and the amount of Debt secured thereby;

(vi) all Capitalized Lease Obligations;

(vii) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property or any loans incurred by such Person which are principally secured by securities;

(viii) all obligations of such Person in respect of Disqualified Equity Interests;

(ix) the Debt of any other Person (including any partnership in which such Person is general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would by virtue of such Person’s ownership interest in such other Person be liable therefor under applicable Law or any agreement or instrument to which it is a party, except to the extent the terms of such Debt and provide that such Person shall not be liable therefor; and

(x) all Guarantees of such Person in respect of any of the foregoing;

provided that (A) “Debt” shall exclude Debt of any direct or indirect parent company of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP and (B) except for purposes of Section 7.01 and Section 8.01(e), “Debt” shall exclude an aggregate amount of obligations in respect of Hybrid Securities up to (but not exceeding) the Hybrid Securities Allowed Amount. The amount of any Limited Recourse Debt of any Person shall be equal to the lesser of (x) the aggregate principal amount of such Limited Recourse Debt for which such Person provides credit support constituting Debt and (y) the fair market value of any assets securing such Debt or to which such Debt is otherwise recourse. Notwithstanding any other provision contained herein, the amount of any Debt under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Debt Fund Affiliate” has the meaning specified in Section 10.06(b)(vii)(A).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, rehabilitation, insolvency, reorganization, or similar debtor relief Laws of the United States, Cayman Islands, Bermuda, Malta, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.03(b)(iv).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the sum of (a) Adjusted Term SOFR for a one-month Interest Period in effect on such day plus (b) 1.00%, plus (ii) the Applicable Rate, plus (iii) 2.00% per annum; provided that, with respect to a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, subject to Section 2.11(b), (a) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (b) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (c) any Lender that has, for four or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (e) any Lender that has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations (other than contingent obligations not then due and payable and that by their terms survive the termination thereof); provided that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent obligations not then due and payable and that by their terms survive the termination thereof). In addition, any Equity Interests held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Borrower, any of the Subsidiaries or any direct or indirect parent company of the Borrower pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or any Subsidiary following the termination of employment with the Borrower, any of the Subsidiaries or such parent company, or death or disability of, such employee, director, officer, manager or consultant, or in order to satisfy applicable regulatory or statutory obligations (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with this Agreement).

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Election” means, with respect to any Benchmark, the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Agreed Currency being executed at such time, or that include language similar to that contained in Section 3.03(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace such Benchmark, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means January 29, 2021.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Embargoed Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions, as modified from time to time by relevant Governmental Authorities.

“EMU Legislation” means the legislative measures of the European Union relating to Economic and Monetary Union.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or binding governmental restrictions, including all common law, relating to pollution, the protection of the environment or the release or threatened release of any materials into the indoor or outdoor environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests, including limited partnership interests, in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests, including limited partnership interests, in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, limited partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, limited partnership interests, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and all administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of any Governmental Authority, in each case having the force of law.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Credit Parties is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code, solely for purposes of Sections 412 and 430 of the Code or Section 302 of ERISA).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Credit Party or any ERISA Affiliate to meet any applicable requirement under the Pension Funding Rules, whether or not waived, or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Credit Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or as a result of a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan resulting in withdrawal liability to any Credit Party or any ERISA Affiliate (or receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability on any Credit Party or any ERISA Affiliate with respect to any Multiemployer Plan) or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 418E of the Code or Section 4245 of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the imposition or incurrence of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by or upon any Credit Party or any ERISA Affiliate; (i) the engagement by any Credit Party or any ERISA Affiliate in a transaction that is determined to be subject to Section 4069 or Section 4212(c) of ERISA; (j) the imposition of a lien upon any Credit Party or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (k) with respect to any Foreign Plan (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable Law or the terms of such plan, (B) the failure to register, or loss of good standing, with applicable regulatory authorities, of any Foreign Plan required to be registered or in good standing, or (C) the failure of any Foreign Plan to comply with any material provisions of applicable Law or with the material terms of such plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(e).

“ESG” has the meaning specified in Section 12.13(a).

“ESG Amendment” has the meaning specified in Section 12.13(a).

“ESG Pricing Provisions” has the meaning specified in Section 12.13(a).

“ESG Applicable Rate Adjustments” has the meaning specified in Section 12.13(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Loan” means a Loan bearing interest based on the EURIBOR Rate. All EURIBOR Loans shall be denominated in Euros.

“EURIBOR Rate” means, for any Interest Period as to any EURIBOR Loan, the EURIBOR Screen Rate determined as of approximately 11:00 a.m. (Brussels, Belgium time) two Business Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the EURIBOR Rate shall be the Interpolated Rate.

“EURIBOR Screen Rate” means, for any day and time, with respect to any EURIBOR Loan for any Interest Period, the euro interbank offered rate administered by the European Money Market Institute (or any other person which takes over the administration of that rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the EURIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Euro” or “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (a) any Insurance Subsidiary, (b) any Subsidiary that is not a wholly-owned Subsidiary (disregarding any Disqualified Equity Interests), (c) any Securitization Subsidiary, (d) any Subsidiary that is not a Material Subsidiary, (e) any Subsidiary that is not permitted by Law or regulation to guarantee the Obligations or that would be required to obtain consent, approval, license or authorization of a Governmental Authority in order to guarantee the Obligations (unless such consent, approval, license or authorization has been received), (f) any Subsidiary that is prohibited from guaranteeing the Obligations by any Contractual Obligation in existence on the Restatement Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof but only to the extent (i) such Contractual Obligation cannot be amended, modified or otherwise terminated unilaterally by such Subsidiary without triggering a default or breach thereunder and (ii) the Borrower has used commercially reasonable efforts to obtain consent from all required counterparties with respect to such contractual obligation to waive such prohibition) and (g) any Subsidiary to the extent that the burden, difficulty, consequence or cost of guaranteeing the Obligation by such Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or Cayman Islands withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreement with respect thereto and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, director, treasurer or controller of such Person, or in the case of any such Person that is a limited partnership or exempted limited partnership, the chief financial officer, director, treasurer, assistant treasurer or controller of its general partner or an entity that has authority to act on behalf of such general partner in its capacity as general partner of such Person.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. Law and is maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including any Applicable Insurance Regulatory Authority), court, administrative tribunal central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Borrower that executes and delivers the Guaranty or a joinder to the Guaranty pursuant to the terms hereof or the Guaranty, unless any such Subsidiary of the Borrower has ceased to be a Guarantor pursuant to the terms hereof or the Guaranty.

“Guaranty” means the amended and restated Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hedging Obligations” of any Person means the obligations of such Person (contingent or otherwise) under any Swap Contract other than obligations (contingent or otherwise) existing or arising under any Swap Contract entered into in the ordinary course of business (a) to hedge or mitigate risks to which such Person is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes, (b) which are income generation transactions made in accordance with the income generation transaction rules set forth in the Purposes and Procedures Manual of the NAIC Securities Valuation Office, as such rules are in effect at the time the applicable transaction is entered into or (c) to replicate assets that would be admissible on the balance sheet of any insurance company organized under the laws of one of the states of the United States of America in accordance with the replication synthetic asset transaction rules set forth in the Purposes and Procedures Manual of the NAIC Securities Valuation Office, as such rules are in effect at the time of the applicable transaction is entered into.

“Hybrid Securities” means, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Borrower or any Subsidiary.

“Hybrid Securities Allowed Amount” means, at any date, the lesser of (a) the aggregate Hybrid Securities Amount for all Hybrid Securities and (b) 15.0% of Consolidated Adjusted Capitalization at such date.

“Hybrid Securities Amount” means, with respect to any Hybrid Security, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Security that is accorded equity treatment by S&P at the time of issuance thereof.

“IAS” means International Accounting Standards as in effect from time to time.

“IFRS” means International Financial Reporting Standards as in effect from time to time.

“Illegality Event” has the meaning specified in Section 3.02.

“Impacted Interest Period” has the meaning specified in the definition of “EURIBOR Rate”.

“Incremental Agreement” has the meaning assigned to such term in Section 2.12(a)(vi).

“Incremental Lenders” has the meaning assigned to such term in Section 2.12(a)(vi).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Ineligible Assignee” means (a) those Persons identified in writing by the Borrower to the Arrangers prior to May 6, 2022 (or to any affiliates of such Persons that are clearly identifiable as affiliates solely on the basis of the similarity of their names or that are identified to the Administrative Agent from time to time in writing by the Borrower) or (b) to any competitors of the Borrower or any of the Borrower’s Subsidiaries identified to the Administrative Agent in writing from time to time (and affiliates of such entities that are clearly identifiable as affiliates solely on the basis of the similarity of their names or that are identified to the Administrative Agent from time to time in writing by the Borrower); provided that no such identification pursuant to clauses (a) and (b) shall apply (i) retroactively to disqualify any Person that has previously acquired by an Assignment and Assumption or participation an interest in the Loans or Commitments with respect to amounts previously acquired, entered into a trade for the foregoing or became a competitor of the Borrower before such person is added to the list of “Ineligible Assignee” and (ii) until the date that is two Business Days following the delivery of the applicable written identification of such Person from the Borrower to the Administrative Agent.

“Ineligible Institution List” has the meaning specified in Section 10.06(f). “Information” has the meaning specified in Section 10.07.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” means any (a) Regulated Insurance Company and (b) direct or indirect Subsidiary of such a Subsidiary.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated Adjusted EBITDA of such Person for such period to (b) the Consolidated Interest Expense (excluding in the determination thereof (i) any write-offs of capitalized fees under agreements governing Debt and all amendments thereto, (ii) all non-cash charges for the amortization of deferred financing fees and debt issuance costs, (iii) any interest on Tax reserves to the extent the Borrower has elected to treat such interest as an interest expense under FASB ASC 450 (Contingencies) since its adoption, (iv) Transaction Costs and any annual administrative or other agency fees and (v) any discount, yield and/or interest component in respect of any Qualified Securitization Facility) of such Person for such period.

“Interest Payment Date” means, as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that, if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a EURIBOR Loan or a SOFR Loan, as applicable, and ending on the date one, three or six months (or twelve months if consented to by all of the Lenders) thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term Benchmark Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which that EURIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case at such time.

“Investment” means (i) any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Equity Interests, bonds, notes, obligations, debentures or other debt securities of, any Person and (ii) investments that are required to be classified on the balance sheet of such person in accordance with GAAP in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19(a).

“Judgment Currency Conversion Date” has the meaning specified in Section 10.19(a).

“KPIs” has the meaning specified in Section 2.13(a).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally enforceable guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LCT Election” has the meaning specified in Section 1.11(a).

“LCT Test Date” has the meaning specified in Section 1.11(a).

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Investment” means any investment, including any acquisition, by any Credit Party or one or more Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Recourse Debt” means with respect to any Person, Debt of such Person as to which either (a) the maximum aggregate amount of such Person’s liability is limited to an amount less than the amount of such Debt or (b) as to which the recourse of the creditor holding such Debt for payment of such Debt is limited to the assets securing such Debt.

“Loan Documents” means this Agreement, each Note and the Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a continuation of Term Benchmark Loans pursuant to Section 2.02(a) or (c) a conversion of Loans from one Type to the other, which shall be substantially in the form of Exhibit A.

“Loans” means, collectively, the Restatement Loans and the New Loans (if any).

“Management Agreement” means the Management Services Agreement, dated as of February 19, 2019, between the Accelerant Holdings LP and Altamont Capital Management, LLC, a Delaware limited liability company.

“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U or Regulation X.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Market Disruption Event” has the meaning specified in Section 3.03(a).

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, together with any related schedules.

“Material Adverse Effect” means: (a) a material adverse effect on the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents; (c) a material adverse effect on the legality, validity, binding effect or enforceability against the Credit Parties of any Loan Document to which it is a party; or (d) a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents, taken as a whole.

“Material Insurance Subsidiary” means any Insurance Subsidiary (whether existing on or acquired or formed after the Restatement Effective Date) having Capital and Surplus, calculated excluding the value of its investment in any other Insurance Subsidiary, equal to 10% or more of the sum total of the Capital and Surplus of all of the Insurance Subsidiaries, with the Capital and Surplus of each Insurance Subsidiary being added to such sum total, but excluding the value of its investment in any other Insurance Subsidiary.

“Material Subsidiary” means (a) any Material Insurance Subsidiary and (b) any other Subsidiary of the Borrower (i) whose total assets (determined on a consolidated basis in accordance with GAAP, for such Subsidiary and its direct and indirect Subsidiaries) are in excess of 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries (based upon and as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable) or (ii) whose revenues (determined on a consolidated basis in accordance with GAAP, for such Subsidiary and its direct and indirect Subsidiaries) are in excess of 10% of the consolidated revenues of the Borrower and its Subsidiaries (based upon and as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable); provided that the aggregate amount of total assets of the Borrower’s Subsidiaries that are not Material Subsidiaries shall not exceed 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries and the aggregate amount of revenues of the Borrower’s Subsidiaries that are not Material Subsidiaries shall not exceed 10% of the consolidated revenues of the Borrower and its Subsidiaries (in each case, based upon and as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable).

“Maturity Date” means May 11, 2026; provided that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan with respect to which any Credit Party or any ERISA Affiliate is a contributing sponsor which has two or more contributing sponsors (including the Borrower or ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAIC” means the National Association of Insurance Commissioners.

“Net Proceeds” means: with respect to any Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, the aggregate amount of cash and cash equivalents received by the Borrower or any Subsidiary in respect of such Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, as the case may be, minus the sum of (i) all costs and expenses (including legal fees, notarial fees, accountants’ fees, investment banking fees, survey costs and title insurance premiums) paid by the Borrower or any of its Subsidiaries to third parties, (ii) amounts applied to the repayment of Debt (other than the Loans) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, (iii) costs of discontinuance (including any reasonable severance payments), (iv) Taxes other than income taxes and other customary fees and expenses incurred in connection with such Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction and required to be paid in cash or deducted from the proceeds of such Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction or repatriation of proceeds relating thereto, (v) the estimated income tax or other Taxes to the extent payable by the Person selling or Disposing of such asset required to be paid in cash in connection with such Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction or repatriation of proceeds relating thereto (including distributions permitted to be made under Section 7.06 on account of Taxes payable by an Affiliate of such Person in connection therewith), (vi) purchase price adjustments reasonably expected to be payable in connection therewith and (vii) the aggregate amount of reserves taken by the Borrower or any of its Subsidiaries in accordance with GAAP against indemnification obligations incurred in connection therewith (without duplication of any taxes deducted pursuant to clause (iv) above) so long as, if any such amount ceases to be payable, it shall then become “Net Proceeds” on the date of such cessation, and with respect to any issuance of Debt by the Borrower or any of its Subsidiaries, the proceeds thereof in the form of cash and cash equivalents (including any cash and cash equivalents received by way of deferred payment of principal pursuant to a note), minus the costs and expenses paid or payable by the Borrower or any of its Subsidiaries to third parties in connection therewith (including legal fees, notarial fees, accountants’ fees, investment banking fees, underwriting discounts and commissions, taxes and other customary fees and expenses incurred in connection therewith) and required to be paid in cash or deducted from the proceeds of such issuance.

“New Commitment” has the meaning specified in Section 2.12(a)(vi).

“New Loan” has the meaning specified in Section 2.12(a).

“New Loan Borrowing Date” has the meaning specified in Section 2.12(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-OC Asset Sale” means any Disposition or transfer, or series of related Dispositions or transfers, of insurance policies and related assets and liabilities (other than any such transfer or Disposition constituting Non-OC Reinsurance Transaction) involving assets with a value in excess of 2.5% of Consolidated Total Assets as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable.

“Non-OC Reinsurance Transaction” means any reinsurance transaction, or series of related reinsurance transactions, entered into by the Borrower or any of its Subsidiaries after the Restatement Effective Date, pursuant to which either (a) the ceding commission payable to the Borrower or any of its Subsidiaries as consideration thereof exceeds the greater of (x) $12,000,000 and (y) 10.0% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable, or (b) the insurance policies and related assets subject thereto have an aggregate value in excess 2.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii).

“Non-Recourse Debt” means with respect to any Person, Debt if, but only if: (a) such Person (i) provides no credit support of any kind for such Debt (including any undertaking, agreement or instrument that would constitute Debt) and (ii) is not directly or indirectly liable as a guarantor or otherwise for such Debt; and (b) no default with respect to such Debt would permit upon notice, lapse of time or both any holder of any other Debt (other than the Loans) of such Person to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B-1, in the case of any Euro Note, and B-2, in the case of any Dollar Note.

“Obligation Currency” has the meaning specified in Section 10.19(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, including with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue thereon after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (ii) the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“Operating Debt” means, as to any Person at a particular time, without duplication, all of the following to the extent constituting Debt:

(i) to the extent that a reimbursement obligation in respect thereof is not yet due, obligations under letters of credit, bank guarantees and similar instruments (A) issued for the account of an Insurance Subsidiary to support obligations under Reinsurance Agreements or Retrocession Agreements or (B) of any Person issued in the ordinary course of business;

(ii) surplus notes and other Debt of such Person incurred in the ordinary course of business to the extent such Debt is of the type customarily excluded from financial leverage by both S&P and Moody’s in their evaluation of such Person or similarly positioned person and is of the type treated as a hybrid capital instrument by both S&P and Moody’s in their evaluation of such Person or a similarly situated Person;

(iii) obligations with respect to Policies, Reinsurance Agreements and Retrocession Agreements;

(iv) obligations under Permitted Repo and Securities Lending Agreements;

(v) unspent cash deposits or securities held in escrow by or in favor of such Person, or in a segregated deposit or securities account, as applicable, controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties;

(vi) any Debt under any overdraft or other cash management facilities so long as any such Debt is repaid in full no later than five (5) Business Days following the date on which it was incurred or, in the case of such Debt in respect of credit or purchase cards, within 60 days of its incurrence; and

(vii) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such acquired business after the closing of such purchase, but only so long as:

(A) at the time of such closing, the amount of such payment is not determinable (it being understood and agreed that any variable earn-out or similar variable payment that depends solely on the performance of such business after the closing is not determinable at the time of such closing); and

(B) after such payment thereafter becomes fixed and determined, it is paid in a timely manner.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organizational Documents” of a Person means: (a) if such Person is a corporation or exempted company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) if such Person is a limited liability company, the certificate or articles of formation, registration or organization and operating agreement of such Person; and (c) if such Person is a partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation, registration or organization of such Person and any agreement, certificate, instrument, filing or notice with respect thereto filed in connection with such Person’s formation, registration or organization with the applicable Governmental Authority in the jurisdiction of such Person’s formation, registration or organization and, if applicable, any certificate or articles of formation, registration or organization of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Receivables Amount” means, at any time, the aggregate outstanding amount of accounts receivable that have been transferred or pledged by the Borrower and its Subsidiaries at such time and that have a scheduled payment due date that is after such time.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Credit Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Repo and Securities Lending Agreements” means any Debt of the type described in clause (vii) of the definition thereof (a) incurred in the ordinary course of business by a Regulated Insurance Company to fund its short term liquidity requirements, (b) incurred in the ordinary course of business by a Regulated Insurance Company pursuant to an agreement under which assets that are ineligible to be pledged to secure Debt or a Swap Contract permitted hereunder are transferred to a third-party in exchange for either (i) assets or (ii) funds, the proceeds of which are used to acquire assets, that in either case are eligible to be pledged to secure such Debt or Swap Contract, or (c) incurred in the ordinary course of business by a Regulated Insurance Company to enhance yield on a portfolio of securities.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, exempted company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, (other than a Multiemployer Plan) that is subject to ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or such Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower or such Subsidiary has any liability.

“Plan of Reorganization” has the meaning specified in Section 10.06(f).

“Policies” means all insurance policies and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company.

“Principal Payment Date” means the last Business Day of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter of the Borrower ending after the Restatement Effective Date.

“Pro Forma Commission Adjustment” means, for any period and with respect to any Person, the difference, which may be a positive or negative amount, between (i) with respect to (x) each commission agreement (in the case of any commission agreement between or among the Borrower and its Subsidiaries or between or among Subsidiaries, if and only if it has been approved by (or not prohibited by) the Applicable Insurance Regulatory Authority) that is newly executed during such period and (y) each modification to an existing commission agreement pursuant to which the applicable rate of commission chargeable by such Person has increased during such period, in each case the amount of commission of such Person, to the extent not included in determining Consolidated EBITDA for such period, calculated to include such newly executed commission agreement and to give effect to such modification to an existing commission agreement, as applicable, as though such commission agreement or such modification, as applicable, had been executed on the first day of such period and (ii) with respect to (x) each commission agreement (in the case of any commission agreement between or among the Borrower and its Subsidiaries or between or among Subsidiaries, if and only if it has been approved by (or not prohibited by) the Applicable Insurance Regulatory Authority) that expires or is otherwise terminated during such period, (y) each modification to an existing commission agreement pursuant to which the applicable rate of commission chargeable by such Person has decreased during such period and (z) each commission agreement subject to any Qualified Securitization Facility, in each case, the amount of commission of such Person, to the extent included in determining Consolidated EBITDA for such period, calculated to exclude such expired or otherwise terminated commission agreement, to give effect to such modification to an existing commission agreement, and to exclude such commission agreement subject to any Qualified Securitization Facility, as applicable, as though such commission agreement had expired or otherwise terminated, such modification had been executed or such commission agreement had become subject to any Qualified Securitization Facility, as applicable, on the first day of such period; provided that “Pro Forma Commission Adjustment” shall not include the amount of commissions actually received by such Person during such period.

“Pro Forma Run-Rate Commission Adjustment” means, for any period and without duplication, the difference, which may a be positive or negative amount, between (a) the amount of commissions of any Person that is not a Regulated Insurance Company under each relevant commission agreement (in the case of any commission agreement between or among the Borrower and its Subsidiaries or between or among Subsidiaries, if and only if it has been approved by (or not prohibited by) the Applicable Insurance Regulatory Authority), recalculated giving effect to the Run-Rate Gross Commissions for such period, and (b) the amount of commission actually received by such Person that is included in the calculation of Consolidated EBITDA for such period.

“Pro Forma Run-Rate Premium Adjustment” means, for any period and without duplication, the difference, which may be a positive or negative amount, between (a) the amount of premiums of any Person that is a Regulated Insurance Company under each relevant agreement, recalculated giving effect to the Run-Rate Gross Written Premiums for such period and (b) the amount of premium received by such Person included in the calculation of Consolidated EBITDA for such period.

“Proceeding” has the meaning specified in Section 10.04(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.21.

“Qualified IPO” means the initial underwritten public offering of common Equity Interests of the Borrower pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.

“Qualified Securitization Facility” means any Securitization Facility or Receivables Financing Transaction, so long as: (a) all transfers or sales of any Securitization Assets in connection with any such Securitization Facility or Receivables Financing Transaction to any Person that is not a Subsidiary shall be for fair market value (as determined in good faith by the Borrower) and (b) the Outstanding Receivables Amount under all Qualified Securitization Facilities shall not at any time exceed $12,000,000.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which such party consummates a “true sale” of its receivables constituting commissions due under one or more commission agreements to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (a) non-recourse to the Borrower and its Subsidiaries and their assets, other than any recourse solely attributable to a breach by the Borrower or any Subsidiary of representations, warranties and obligations that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (b) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Insurance Company” means any Subsidiary of the Borrower, whether now owned or hereafter formed or acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under Policies issued by another insurance company or companies.

“Reinsurance Threshold” means an aggregate amount equal to the greater of (a) $12,000,000 and (b) 10.0% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means (i) with respect to any Loan denominated in Dollars, Adjusted Term SOFR, and (ii) with respect to any Loan denominated in Euros, the EURIBOR Rate.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having principal amount of Loans outstanding and unused Commitments representing more than 50% of the sum of the aggregate principal amount outstanding of the Loans and unused Commitments of all Lenders at such time; provided that any time there are two (2) or more Unaffiliated Lenders, the Required Lenders shall be comprised of at least two (2) Unaffiliated Lenders. The Commitment and any Loans outstanding of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Prepayment Amount” means, in connection with the receipt by the Borrower or its Subsidiaries of Net Proceeds pursuant to an Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, a percentage of such Net Proceeds equal to (a) subject to clause (b) of this definition, 100%, or (b) if, as of the last day of the most recent fiscal period of the Borrower for which financial statements were furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable, ended prior to the date such Net Proceeds are received, the Consolidated Senior Debt to Capitalization Ratio, on a pro forma basis after giving effect to any mandatory prepayment required pursuant to Section 2.03(b)(i), is (1) greater than or equal to 15%, but less than 20%, 50.0% or (2) less than 15%, 0%.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means any executive officer, president, executive vice president, director, a Financial Officer or any other officer of such Person, or in the case of any such Person that is a limited partnership or exempted limited partnership, any executive officer, president, executive vice president, director, a Financial Officer or any other officer of its general partner or an entity that has authority to act on behalf of such general partner in its capacity as general partner of such Person in respect of this Agreement. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restatement Dollar Commitment” means, as to each Lender, its obligation to make Restatement Dollar Loans to the Borrower pursuant to Section 2.01(b)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced or otherwise adjusted from time to time in accordance with this Agreement. As of the Restatement Effective Date, the aggregate amount of the Restatement Dollar Commitments is $75,000,000.

“Restatement Dollar Loan Availability Period” means the period from and including the Restatement Effective Date to but excluding the Restatement Dollar Loan Availability Termination Date.

“Restatement Dollar Loan Availability Termination Date” means the earliest to occur of (i) the first anniversary of the Restatement Effective Date, (ii) the date the Restatement Dollar Commitments are permanently reduced to zero pursuant to Section 2.01(b)(i) and (iii) the date of the termination of the Restatement Dollar Commitments pursuant to Section 8.02.

“Restatement Dollar Loans” has the meaning assigned to such term in Section 2.01(a)(ii).

“Restatement Effective Date” means May 11, 2022.

“Restatement Euro Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Restatement Loans” means, collectively, the Restatement Euro Loans and the Restatement Dollar Loans.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by a Person or any of its Subsidiaries with respect to their respective Equity Interests, or (b) any payment (whether in cash, securities or other property) by a Person or any of its Subsidiaries, including any sinking fund or similar deposit, (i) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of their respective Equity Interests, or (ii) on account of any return of capital to such Person’s shareholders, partners or members with respect to their respective Equity Interests (or the equivalent Persons thereof).

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Run-Rate Gross Commissions” means, with respect to any Person for any period, the pro forma amount of gross commissions due to such Person under any duly executed contract.

“Run-Rate Gross Written Premium” means, with respect to any Person for any period, the pro forma amount of gross written premium due to such Person under any duly executed contract (including, without limitation, any binder agreement or sub-agent agreement).

“S&P” means Standard & Poor’s Financial Services Inc., a Standard & Poor’s Financial Services LLC business.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by, or otherwise the subject of any sanctions administered or enforced by, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, the Canadian government, or any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries, (b) any Person located in, resident in or organized under the laws of an Embargoed Jurisdiction, (c) any government that is itself the subject or target of Sanctions or (d) any Person owned or controlled by a Person described in the foregoing clauses (a), (b) or (c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or the Canadian government, (b) the United Nations Security Council, (c) the European Union or Her Majesty’s Treasury of the United Kingdom (including any sanctions legislation extended to the Cayman Islands pursuant to any Order in Council of Her Majesty’s Privy Council in the United Kingdom or other relevant sanctions authority), (d) the Cayman Islands Monetary Authority or (e) any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority or the NAIC.

“SEC” means the Securities and Exchange Commission.

“Securitization Assets” means (a) accounts receivable constituting commissions due under one or more commission agreements and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in an accounts receivable securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any such Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries that are subject to such Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR. All SOFR Loans shall be denominated in Dollars.

“Specified Preferred Stock” means Class A Convertible Preference Shares and Class A-1 Convertible Preference Shares of the Borrower, in each case, issued after December 31, 2021.

“Specified Transaction” means: (a) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of a Qualified IPO, to the Borrower, in each case, in connection with an acquisition or Investment; (b) any designation of operations or assets of the Borrower or a Subsidiary as discontinued operations (except that operations or assets of the Borrower or a Subsidiary that are held for sale or are subject to an agreement to dispose of such operations or assets may, at the Borrower’s election (in its sole discretion), be designated as discontinued operations under this clause (b) only when and to the extent such operations are actually disposed of); (c) any acquisition, investment or other similar transaction, in each case, that results in a Person becoming a Subsidiary; (d) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person; (e) any Non-OC Asset Sale or Casualty Event (i) that results in a Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise; (f) any operational changes identified by the Borrower that have been made by the Borrower or any Subsidiary during the applicable period; (g) any borrowing of New Loans; or (h) any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the EURIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. EURIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statement” means a statement of the condition and affairs of the Borrower or an Insurance Subsidiary, as applicable, in each case prepared in accordance with SAP, and filed with the Applicable Insurance Regulatory Authority.

“Subsidiary” of a Person means any corporation, exempted company, partnership, exempted limited partnership, limited liability company, association, joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency, including the power to cause the termination, removal or replacement of a manager or general partner, whether or not such contingency has occurred) are at the time beneficially owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 10.21.

“Sustainability Coordinators” means BMO Capital Markets Corp. and Lloyds Bank PLC, in their capacities as co-sustainability coordinators.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) or such other principles and metrics mutually agreed to by the Borrower and the Sustainability Coordinators (each acting reasonably).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, credit derivatives, total return swaps, futures, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or other derivatives or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender), in each case expressed as a negative number to the extent the termination value is payable to or the mark-to-market value is in favor of the Borrower or Subsidiary or as a positive number to the extent the termination value is payable to or the market-to-market value is in favor of the applicable counterparty to the Borrower or Subsidiary under such Swap Contract.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Loan” means any SOFR Loan or EURIBOR Loan, as applicable.

“Term SOFR” means, for any Interest Period, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for such Interest Period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such Interest Period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such Interest Period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, if Term SOFR determined as provided above shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $3,600,000.

“Trade Date” means, as to a particular assignment or participation of an interest hereunder to a Person, the date on which the applicable Lender enters into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person.

“Transaction Costs” means all costs, fees and expenses incurred in connection with this Agreement, the credit facility established hereby and the other Transactions.

“Transactions” means the (a) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (b) borrowing of Loans hereunder and (c) payment of the Transaction Costs.

“Type” means, with respect to a Loan, its character as a SOFR Loan or a EURIBOR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaffiliated Lenders” means Lenders who are not Affiliates or Approved Funds of one another.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unsubordinated Debt” means Debt of a Subsidiary of the Borrower owed to a Person other than the Borrower or any of its Subsidiaries that is not expressly subordinated to the prior payment of the Obligations on terms that have been consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld or delayed, it being understood that the terms of such subordination will permit payments to be made on such Debt if no Default or Event of Default has occurred and is continuing), in each case excluding (i) Obligations and any Guarantees of any Obligations, and (ii) Operating Debt other than Operating Debt incurred under clause (i)(B) of the definition thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Debt.

“wholly-owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (i) director’s qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”) when not used in an “either . . . or” construction. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document and the Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority succeeding to its functions, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For the avoidance of doubt, in no event shall the Guarantors be liable for any obligations of the Borrower under this Agreement or any other Loan Document except as set forth in the Guaranty.

Section 1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheets of the Borrower and its Subsidiaries, and the related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, for the fiscal year ended December 31, 2020 and as most recently delivered prior to the Restatement Effective Date, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 (Financial Instruments) and related codifications on financial liabilities shall be disregarded.

(b) Changes in GAAP, IFRS or the NAIC Rules. If at any time any change in GAAP or IFRS or the NAIC rules, as applicable (each change, an “Accounting Change”) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or IFRS or the NAIC rules, as applicable, without giving effect to such Accounting Change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.

Section 1.04 Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.06 Timing of Payment or Performance

When payment of any obligation is stated to be due or the performance of any covenant, duty or obligation is required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 [Reserved]

Section 1.08 Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09 [Reserved]

Section 1.10 Pro Forma Effect

Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from, or relating to, any Specified Transaction (including acquisitions and investments occurring prior to the Restatement Effective Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Restatement Effective Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent applicable period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than twenty-four (24) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction) and (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided that such “run-rate” cost savings, synergies and operating expense reductions added back pursuant to this Section 1.10 in any applicable period, when aggregated with the aggregate amount of any increase for such period in Consolidated EBITDA pursuant to clauses (a)(7) and (a)(8) of the definition of “Consolidated EBITDA”, in each case with respect to such period, shall not exceed in the aggregate 20% of Consolidated EBITDA for such period (as calculated prior to giving effect to any such adjustments).

Section 1.11 Limited Condition Investments

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, calculating any applicable ratio in connection with determining whether (i) the incurrence of any Debt (including in reliance on Section 7.01(xi)), the creation of any Lien (including for purposes of the last proviso to Section 7.01), the making of any Investment (including as permitted by Section 7.03) is permitted or borrowing of a New Loan under Section 2.12, or (ii) the incurrence of any Debt in reliance on Section 7.01(xi) requires prepayment of the Loans pursuant to Section 2.03(b)(ii) or Section 7.01(xi), in each case in connection with a Limited Condition Investment, the date of determination of such ratio or other provisions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Investment, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i) and (ii) above) be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Investment are entered into (each a “LCT Test Date”).

(b) If on a pro forma basis, after giving effect to such Limited Condition Investment and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Debt and the use of proceeds thereof), if such Limited Condition Investment had occurred at the beginning of the most recent fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable, ending prior to the applicable LCT Test Date, the Borrower could have (i) incurred such Debt, created such Liens, made any Investment, borrowed a New Loan or otherwise taken such action and/or (ii) incurred such Debt without having to prepay the Loans pursuant to Section 2.03(b)(ii) and/or Section 7.01(xi), in each case on such LCT Test Date in compliance with the applicable ratios or other provisions, then the Borrower shall be deemed to have complied with such ratios or other provisions and the Borrower will not be required to repay the Loans as provided in Section 2.03(b)(ii) or 7.01(xi).

(c) For the avoidance of doubt, if, following the LCT Test Date, any of such ratios are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in any of the components of such ratio) at or prior to the consummation of the relevant Limited Condition Investment, such ratios will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations.

(d) If the Borrower has made an LCT Election for any Limited Condition Investment, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder, including Section 2.03(b)(ii) or 7.01(xi) (other than actual compliance with Section 7.11), on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Investment is consummated, the date that the definitive agreement for such Limited Condition Investment is terminated or expires without consummation of such Limited Condition Investment, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Investment and other transactions in connection therewith (including any incurrence or issuance of Debt, and the use of proceeds thereof) had been consummated on such LCT Test Date; provided that, with respect to the determination of whether a Restricted Payment is permitted pursuant to Section 7.06(vii), compliance with any applicable ratio or basket in such

Section shall be calculated both (i) on a pro forma basis assuming such Limited Condition Investment and other transactions in connection therewith (including any incurrence or issuance of Debt, and the use of proceeds thereof) had been consummated on such LCT Test Date, and (ii) as if such Limited Condition Investment and related transactions had not been consummated on such LCT Test Date.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, if the Borrower or any Subsidiary (i) incurs Debt or creates Liens in connection with any Limited Condition Investment under a ratio-based basket and (ii) incurs Debt or creates Liens in connection with such Limited Condition Investment under a non-ratio-based basket, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket or other provision without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Investment.

ARTICLE II

THE COMMITMENTS AND LOANS

Section 2.01 Loans

(a) Restatement Euro Loans.

(i) Upon satisfaction of the conditions precedent to the effectiveness of this Agreement on the Restatement Effective Date, (A) each of the “Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder (with the existing Interest Periods therefor) and shall constitute term loans (“Continuing Restatement Euro Loans”), denominated in Euros, hereunder and (B) Bank of Montreal shall make a term loan on the Restatement Effective Date (the “Additional Restatement Euro Loan” and, together with the Continuing Restatement Euro Loans, the “Restatement Euro Loans”) in Euros to the Initial Borrower, in an aggregate principal amount equal to €1,750,000.

(ii) The Additional Restatement Euro Loan shall be fungible with the Continuing Restatement Euro Loans, and the Additional Restatement Euro Loan and the Continuing Restatement Euro Loans shall be part of the same Class of Loans. The Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that the Additional Restatement Euro Loan are included in each Borrowing of outstanding Continuing Restatement Euro Loans on a pro rata basis.

(iii) Immediately after giving effect to the making of the Additional Restatement Euro Loan on the Restatement Effective Date, the aggregate outstanding principal amount of Restatement Euro Loans shall be €46,500,000.

(iv) Restatement Euro Loans may bear interest at a rate based on the EURIBOR Rate, as further provided herein.

(b) Restatement Dollar Loans.

(i) During the Restatement Dollar Loan Availability Period, on the Restatement Effective Date and on up to three Borrowing Dates after the Restatement Effective Date and on or prior to the Restatement Dollar Loan Availability Termination Date, subject to the terms and conditions hereof, each Lender severally agrees to make term loans (“Restatement Dollar Loans”) in Dollars to the Borrower in an aggregate principal amount which shall not exceed such Lender’s Restatement Dollar Commitment. Amounts borrowed pursuant to this Section 2.01(b)(i) and subsequently repaid or prepaid may not be reborrowed during the term of this Agreement. On each Borrowing Date (and after giving effect to the making of Restatement Dollar Loans on such Borrowing Date), the Restatement Dollar Commitment of each Lender shall be permanently reduced by the aggregate principal amount of the Restatement Dollar Loans made by such Lender on such Borrowing Date. At 5:00 p.m. on the Restatement Effective Date, the Restatement Dollar Commitments shall be automatically and permanently reduced by the greater of (i) $20,000,000 and (ii) the aggregate principal amount of the Restatement Dollar Loans made on the Restatement Effective Date. In addition, on the Restatement Dollar Loan Availability Termination Date, the Restatement Dollar Commitment of each Lender shall terminate immediately and without further action (to the extent not theretofore terminated).

(ii) Restatement Dollar Loans may bear interest at a rate based on Adjusted Term SOFR, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Term Benchmark Loans; provided that, if the Borrower wishes to request Term Benchmark Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested twelve-month Interest Period is acceptable to all of them. Not later than 11:00 a.m., four Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Restatement Dollar Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the full remaining amount of the then-effective Restatement Dollar Commitments). Each conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the full remaining balance of the then-outstanding Loans). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to another or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued as Loans having an Interest Period of one month. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to or continuation of Term Benchmark Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the applicable Borrowing Date. Upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of Montreal with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same type, there shall not be more than ten Interest Periods in effect with respect to Loans.

Section 2.03 Optional and Mandatory Prepayments

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to any date of prepayment of any Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans and, if any Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.11, each such optional prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages, as directed by the Borrower. Any amounts prepaid pursuant to this Section 2.03(a) may not be reborrowed.

(b) Mandatory. The Borrower shall make prepayments from time to time in accordance with this Section 2.03(b). Each such mandatory prepayment shall be without premium or penalty; provided that the Borrower shall reimburse the Lenders for any redeployment costs in accordance with Section 3.05. Any amounts prepaid pursuant to this Section 2.03(b) may not be reborrowed.

(i) Non-OC Asset Sales, Casualty Events and Non-OC Reinsurance Transactions. Within five (5) Business Days after (or at the Borrower’s election, to the extent the Borrower intends to prepay outstanding Term Benchmark Loans and the Borrower has deposited the amount of any prepayment required to be made pursuant to this Section 2.03(b)(i) in a segregated account on terms and conditions reasonably acceptable to the Administrative Agent pending such prepayment, on the last day of the first Interest Period ending after) any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, the Borrower shall prepay principal amount of Loans in an aggregate amount equal to the Required Prepayment Amount; provided that no prepayment of the Loans shall be required pursuant to this clause (b) unless, and only to the extent, that (A) in the case of a Non-OC Asset Sale or Casualty Event, the aggregate Net Proceeds of all Non-OC Asset Sales or all Casualty Events, as applicable, consummated or occurring after the Restatement Effective Date exceeds the Asset Sale Threshold or (B) in the case of a Non-OC Reinsurance Transaction, the aggregate Net Proceeds of all such Non-OC Reinsurance Transactions consummated after the Restatement Effective Date exceeds the Reinsurance Threshold, in each case of (A) and (B), in which case only the amount exceeding the Required Prepayment Amount of such Asset Sale Threshold or the Reinsurance Threshold, as applicable, shall be required to be prepaid. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the applicable Person whose property was the subject of the Non-OC Asset Sale, Casualty Event or Non-OC Reinsurance Transaction, as applicable, may reinvest all or any portion of such Net Proceeds in assets useful in the business of the Borrower or any Subsidiary so long as, within 12 months after the receipt of such Net Proceeds, such reinvestment shall have been consummated, and if all or any portion of such Net Proceeds have been committed to be reinvested within such 12-month period but such reinvestment has not yet been consummated, such Person shall have an additional six months thereafter to consummate such reinvestment (it being understood and agreed that any such Net Proceeds not so reinvested by the conclusion of the 12th month or such additional six-month period, if applicable, shall be applied to the prepayment of the Loans as set forth in this Section 2.03(b) by not later than five (5) Business Days (or at the Borrower’s election, to the extent the Borrower intends to prepay outstanding Term Benchmark Loans and the Borrower has deposited the amount of any prepayment required to be made pursuant to this Section 2.03(b)(i) in a segregated account on terms and conditions reasonably acceptable to the Administrative Agent pending such prepayment, on the last day of the first Interest Period ending after) the conclusion of the 12th month or such additional six-month period, if applicable.

(ii) Indebtedness. Within five (5) Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of the issuance of any Debt, other than the issuance of any Debt permitted pursuant to Section 7.01 (except as otherwise provided in Section 7.01(xi)), the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Proceeds.

(iii) Minimum Amount; Adverse Consequences. Notwithstanding the foregoing provisions of this Section 2.03(b): (A) the Borrower shall not be obligated to make any prepayment required by clause 2.03(b)(i) above unless and until the aggregate Required Prepayment Amount of Net Proceeds from all such Non-OC Assets Sales, Casualty Events and Non-OC Reinsurance Transactions, after giving effect to the reinvestment rights set forth therein, exceeds $1,000,000 in any fiscal year of the Borrower and (B) the Borrower shall not be obligated to make any prepayment required by clauses 2.03(b)(i) or (ii) above to the extent that applying, directly or indirectly, any amounts to repay any Loan as required by any such clause would (1) in the case of Net Proceeds received by the Borrower or a Subsidiary organized in a non-Cayman jurisdiction, result in material adverse tax consequences to the Borrower, any of its Subsidiaries or any of their respective direct or indirect parents, (2) not be permitted by applicable Law or regulation (including regulations of any Applicable Insurance Regulatory Authority or similar governmental authority located in the jurisdiction in which any Regulated Insurance Company is domiciled, regarding financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries), as reasonably determined by the Borrower in good faith, or (3) not be permitted under the Organizational Documents of the Borrower or any of its Subsidiaries (including as a result of minority ownership); provided that (A) the Borrower shall use commercially reasonable efforts to obtain approvals from any Applicable Insurance Regulatory Authority or similar Governmental Authority to upstream Net Proceeds for the direct or indirect application thereof in accordance with clause 2.03(b)(i) or (ii) (but only for so long as such approvals are pending or have not been denied), (B) the Borrower and its Subsidiaries shall use commercially reasonable efforts to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without incurring material adverse tax consequences, and (C) if the application of such Net Proceeds (1) is no longer prohibited by applicable Law or regulation or if the approvals referenced in clause (A) have been obtained, (2) would no longer result in material adverse tax consequences (as determined by as determined by the Borrower in good faith) or (3) is no longer prohibited by the Organizational Documents of the Borrower or such Subsidiary, such Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied to the prepayment of the Loans as required by Section 2.03(b)(i) or (ii). The non-application of any mandatory prepayment amounts as a result of this Section 2.03(b)(iii) will not constitute a Default or an Event of Default and such amounts shall be available for use in the business of the Borrower and its Subsidiaries.

(iv) Application of Mandatory Prepayment Proceeds. Subject to Section 2.11, each mandatory prepayment pursuant to this Section 2.03(b) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages, as directed by the Borrower, or if not so directed, to pay installments of the principal amount of the Loans as set forth in Section 2.04(a) or 2.04(b), as applicable, in direct chronological order of maturity. In connection with any prepayment pursuant to this Section 2.03(b), the Borrower shall provide a notice to the Administrative Agent specifying the amount of, and the date on which the Borrower intends to make, such prepayment. The Administrative Agent will promptly notify each Lender of such prepayment notice and of such Lender’s pro rata share thereof. Each such Lender may reject all (but not less than all) of its Applicable Percentage of any such prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to this Section 2.03(b) by providing notice to the Administrative Agent at or prior to the time of such prepayment. The aggregate amount of all Declined Proceeds shall be retained by the Borrower and may be used for any business purpose of the Borrower and its Subsidiaries.

Section 2.04 Repayment of the Loans

(a) The Borrower shall repay to the Administrative Agent, for the ratableaccount of the Lenders, an aggregate principal amount of the Restatement Euro Loans, in quarterly installments payable on each Principal Payment Date, in the amounts (expressed as a percentage of the sum of the aggregate principal amount of the Loans drawn under Section 2.01) set forth in the table below for each such Principal Payment Date (subject to (i) reduction in connection with prepayments of Loans as provided in Section 2.03 and (ii) increase in connection with the making of any New Loans pursuant to Section 2.12), together with accrued and unpaid interest on such principal amount repaid on such Principal Payment Date (but excluding any interest accrued on such Principal Payment Date).

Principal Payment Date	Principal Payment Amount
For each Principal Payment Date occurring after the Restatement Effective Date and on or prior to the Principal Payment Date occurring on the last Business Day of the eighth full fiscal quarter of the Borrower ending after the Restatement Effective Date	0.625%
For each Principal Payment Date occurring on or after the Principal Payment Date occurring on the last Business Day of the ninth full fiscal quarter of the Borrower ending after the Restatement Effective Date until the Maturity Date	2.50%

(b) The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, an aggregate principal amount of the Restatement Dollar Loans, in quarterly installments payable on each Principal Payment Date, in the amounts (expressed as a percentage of the sum of the aggregate principal amount of the Loans drawn under Section 2.01) set forth in the table below for each such Principal Payment Date (subject to (i) reduction in connection with prepayments of Loans as provided in Section 2.03, (ii) increase in connection with the making of any New Loans pursuant to Section 2.12 and (iii) increase in connection with the making of any Restatement Dollar Loans after the Restatement Effective Date pursuant to Section 2.01(b)(i)), together with accrued and unpaid interest on such principal amount repaid on such Principal Payment Date (but excluding any interest accrued on such Principal Payment Date).

Principal Payment Date	Principal Payment Amount
For each Principal Payment Date occurring after the Restatement Effective Date and on or prior to the Principal Payment Date occurring on the last Business Day of the eighth full fiscal quarter of the Borrower ending after the Restatement Effective Date	0.625%
For each Principal Payment Date occurring on or after the Principal Payment Date occurring on the last Business Day of the ninth full fiscal quarter of the Borrower ending after the Restatement Effective Date until the Maturity Date	2.50%

The scheduled amortization payments under this Section 2.04(b) required to be made after the making of any Restatement Dollar Loans shall be ratably increased by the aggregate principal amount of such Restatement Dollar Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

(c) The remaining aggregate principal balance of the Loans will be repayable on the Maturity Date.

Section 2.05 Interest

(a) Subject to the provisions of paragraph (b) below, (i) each EURIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR Rate for such Interest Period, plus the Applicable Rate and (ii) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period, plus the Applicable Rate.

(b) Upon the occurrence and during the continuance of an Event of Default pursuant to Section 8.01(a), to the fullest extent permitted by applicable Laws, such amounts as are then due and payable hereunder and unpaid shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.06 Fees

(a) The Borrower shall pay to each Lender having a Restatement Dollar Commitment, a commitment fee equal to (i) the actual daily amount of the unused Restatement Dollar Commitment of such Lender, multiplied by (ii) 0.50% per annum.

(b) The Borrower shall pay to the Administrative Agent for its account such fees as shall have been separately agreed upon between the Borrower and the Administrative Agent in writing in the amounts and at the times so agreed. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) The Borrower shall pay to each Arranger for its account such fees as shall have been separately agreed upon between the Borrower and such Arranger in writing in the amounts and at the times so agreed. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.07 Computation of Interest and Fees

All computations of fees and interest shall be made on the basis of a year of 360 days and actual days elapsed (which results in more fees and interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08 Evidence of Debt

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

Section 2.09 Payments Generally; Administrative Agent’s Clawback

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the appropriate Agreed Currency and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or other funding obligation in any particular place or manner.

Section 2.10 Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate principal amount of such Loans and accrued interest thereon greater than its pro-rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.11 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (iii) below will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

(ii) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(iii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (if no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, if no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iv) Certain Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.06 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.12 Incremental Facilities

(a) The Borrower may, at its option, from time to time on or after the Restatement Dollar Loan Availability Termination Date, obtain one or more additional term loans up to an aggregate principal amount of $50,000,000 (each, a “New Loan”), in each case upon at least four Business Days’ prior written notice to the Administrative Agent, which notice shall specify (A) the requested amount of a New Loan, (B) if such New Loan is intended to be fungible with any then-existing Class of Loans, the Class of which such New Loan will form a part and (C) date on which the Borrower proposes to borrow such New Loan (such date, a “New Loan Borrowing Date”), and in connection therewith:

(i) the Borrower may offer any New Loan to be provided to the Lenders (but no Lenders will be required to provide any such New Loan or will have the right to be offered to provide any such New Loan) and/or other Persons approved by the Borrower and, unless such Person is a Lender or an Affiliate or an Approved Fund of a Lender, the Administrative Agent (such approval not to be unreasonably withheld or delayed) on either a pro-rata or non-pro-rata basis as determined by the Borrower in its sole discretion;

(ii) each of the representations and warranties set forth herein or in any other Loan Document shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the borrowing of any such New Loan; provided that (1) any such representation or warranty which expressly relates to a given date or period shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and any representation and warranty that is qualified by or subject to a Material Adverse Effect or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality) and (2) with respect to any New Loan in connection with a Limited Condition Investment, such representations and warranties shall only be required to be true and correct in all material respects on and as of the date of the applicable LCT Test Date;

(iii) immediately prior to, and immediately after giving effect to, the borrowing of any such New Loan, no Default or Event of Default shall have occurred and be continuing (except that, with respect to any New Loan in connection with a Limited Condition Investment, the requirement pursuant to this clause (a)(iii) shall be that no Event of Default shall exist at the applicable LCT Test Date and no Event of Default under Section 8.01(a) or 8.01(f) (solely with respect to the Borrower) shall exist as of the effectiveness of such Incremental Agreement in each case after giving effect to such New Loan);

(iv) subject to the provisions of Section 1.11 with respect to any New Loan in connection with a Limited Condition Investment, immediately prior to, and immediately after giving effect to, the borrowing of any such New Loan and the use of proceeds thereof, on a pro forma basis, the Borrower shall be in compliance with the covenants in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower;

(v) no consent of any Lender shall be required in connection with any increase in the Commitments in respect of any New Loan or the funding of its share of the New Loans, in each case in accordance with this Section 2.12(a);

(vi) each Commitment in respect of any New Loan (a “New Commitment”) shall become effective when the Persons (including Lenders) providing such New Loan (such Lenders and other Persons, the “Incremental Lenders”), the Borrower and the Administrative Agent shall have entered into a written agreement (each an “Incremental Agreement”) pursuant to which (A) each such Incremental Lender agrees to provide a New Commitment and to extend a New Loan in the amount specified therein (B) each such Incremental Lender that is not then a Lender agrees to assume and accept the obligations and rights of a Lender hereunder, (C) the Borrower accepts such New Commitment and (D) a New Loan Borrowing Date is specified;

(vii) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying compliance with the conditions specified in Section 2.12(a)(ii), Section 2.12(a)(iii) and Section 2.12(a)(iv); and

(viii) the principal amount of each New Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) The Incremental Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12.

(c) Any New Loan:

(i) may be pari passu with or junior to any then-existing Class of Loans in right of payment;

(ii) shall not mature earlier than the Maturity Date;

(iii) subject to any necessary adjustments reasonably acceptable to the Administrative Agent and the Borrower to make such New Loans fungible with any then-existing Class of Loans, shall not have a shorter Weighted Average Life to Maturity than any then-existing Loans (without giving effect to prepayments);

(iv) shall have a maturity date (subject to clause (ii)), an amortization schedule (subject to clause (iii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts and original issue discounts as determined by the Borrower and the Incremental Lenders; provided, that with respect to New Loans that (A) are pari passu in right of payment with the Restatement Dollar Loans and Restatement Euro Loans, in the event that the All-In Yield for any such New Loans denominated in Dollars or denominated Euros is greater than the All-In Yield for the

Restatement Dollar Loans or Restatement Euro Loans, respectively, by more than 0.50%, then the Applicable Rate for the Restatement Dollar Loans and Restatement Euro Loans, as applicable, shall be increased to the extent necessary so that the All-In Yield for such Loans is equal to the All-In Yield for such New Loans minus 0.50%;

(v) to the extent pari passu in right of payment with any then-existing Restatement Dollar Loans and Restatement Euro Loans that require ratable prepayment, shall share ratably with such existing Loans, subject to the right of the Borrower to direct the application of voluntary prepayments and unless the Borrower and the Incremental Lenders providing the New Loans elect to share in such prepayments on a less than pro rata basis;

(vi) shall not be (x) guaranteed or incurred by any Person that is not a Credit Party or (y) secured by any assets of the Borrower or any of its Subsidiaries unless this Agreement is amended in a form reasonably acceptable to the Administrative Agent and the Borrower so that the then-existing Loans are secured by such assets, which amendment shall not require the consent of the Lenders;

(vii) may otherwise have terms and conditions different from those of the Restatement Dollar Loans and Restatement Euro Loans; provided, that (x) except with respect to matters contemplated by clauses (ii), (iii), (iv), (v) and (vi) above, the material terms of any New Loans shall not be materially more favorable (when taken as a whole) to the Incremental Lenders with respect to such Loans than the terms and conditions of the Restatement Dollar Loans and Restatement Euro Loans (when taken as a whole), as applicable, as reasonably determined by the Borrower, unless such differences are (1) reasonably satisfactory to the Administrative Agent, (2) applicable only after the then existing Maturity Date or (3) included in this Agreement pursuant to an amendment to benefit the then-existing Loans (which amendment shall not require the consent of the existing Lenders) (including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable interest rate margin or amount of amortization to make such New Loans fungible with such then-existing Loans), and (y) the documentation governing any New Loans may include any more restrictive terms so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended in a form reasonably acceptable to the Administrative Agent and the Borrower to include such more restrictive terms, which amendment shall not require the consent of the Lenders.

(d) Each New Loan shall be deemed, for all purposes, a Loan. If any New Loans are intended to be fungible with any then-existing Class of Loans, then the terms and provisions of such New Loans shall be identical to the terms and provisions of such then-existing Class of Loans. The Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all such New Loans, when originally made, are included in each Borrowing of outstanding Loans of such then-existing Class on a pro rata basis. This may be accomplished by allocating a portion of each such New Loan to each such outstanding Borrowing on a pro rata basis. If any New Loan is to be allocated to an existing Interest Period for a Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the Incremental Agreement. In addition, the scheduled amortization payments under Section 2.04 required to be made in respect of such then-existing

Class of Loans after the making of such New Loans shall be ratably increased by the aggregate principal amount of such New Loans and shall be further increased for all Lenders holding Loans of such then-existing Class on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which such Lenders were entitled before such recalculation.

Section 2.13 ESG Adjustments

(a) After the Restatement Effective Date, the Borrower, in consultation with the Sustainability Coordinators, shall be entitled, but shall not be required, to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Coordinators and the Borrower may amend this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the tenth (10th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Coordinators. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the Applicable Rate will be made; provided that the amount of all such adjustments shall not exceed an increase and/or decrease of 0.05% per annum. The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Rate Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Borrower and the Sustainability Coordinators (each acting reasonably). Following the effectiveness of any ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders so long as such modification does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this Section 2.13(a).

(b) The Sustainability Coordinators will assist the Borrower in (i) determining the ESG Pricing Provisions in connection with any ESG Amendment and (ii) preparing informational materials focused on ESG to be used in connection with any ESG Amendment.

(c) This Section 2.13 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes

(a) Defined Terms. For purposes of this Section 3.01 the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) copies of executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN-E or W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the

Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 3.02 Illegality

If any Lender determines that any Change in Law or introduction of any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to any Relevant Rate, or to determine or charge interest rates based upon any Relevant

Rate, or any Governmental Authority has imposed material restrictions on the legal authority of such Lender to purchase or sell, or to take deposits of, Euros in the euro interbank market (each, an “Illegality Event”), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans shall be suspended. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Loans of such Lender to an alternative rate mutually acceptable to the Borrower, the Administrative Agent and such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and any amount payable pursuant to Section 3.05. During any period in which an Illegality Event is in effect, the Borrower may request, through the Administrative Agent, that the Lenders affected by such Illegality Event confirm that the circumstances giving rise to the Illegality Event continue to be in effect. If, within ten Business Days following such confirmation request, such Lenders have not confirmed the continued effectiveness of such Illegality Event, then such Illegality Event shall no longer be deemed to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 3.02 or the failure to provide confirmation of the continued effectiveness of such Illegality Event shall in any way affect the Lenders’ right to provide any additional notices of an Illegality Event as provided in this Section 3.02.

Section 3.03 Inability to Determine Rates; Successor Rate.

(a) If the Required Lenders determine that for any reason in connection with any request for a Term Benchmark Loan or a conversion to or continuation thereof that (i) Euro deposits are not being offered to banks in the euro interbank market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the then-current Benchmark for any requested Interest Period with respect to a proposed Term Benchmark Loan, or (iii) the then-current Benchmark for any requested Interest Period with respect to a proposed Term Benchmark Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan (each, a “Market Disruption Event”), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain the applicable Term Benchmark Loans shall be suspended. Upon receipt of such notice, the Borrower, the Administrative Agent and the Lenders may establish a mutually acceptable alternative rate. During any period in which a Market Disruption Event is in effect, the Borrower may request, through the Administrative Agent, that the Required Lenders confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within ten Business Days following such confirmation request, the Required Lenders have not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30 day period and (B) nothing contained in this Section 3.03(a) or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 3.03(a).

(b) Effect of Benchmark Transition Event.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of any Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date with respect to such Benchmark.

(ii) In connection with the implementation of a Benchmark Replacement with respect to any Benchmark, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Benchmark, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of the applicable Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period with respect to such Benchmark and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Loans that bear interest based on an alternative rate mutually acceptable to the Borrower, the Administrative Agent and the Lenders.

Section 3.04 Increased Costs; Reserves on EURIBOR Loans

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the euro interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender (except any reserve requirement contemplated by Section 3.04(e)), and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the EURIBOR Rate or Term SOFR, as applicable, (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that, as to any Lender seeking compensation under this Section 3.04(a), such Lender shall only be so compensated to the extent such Lender is then generally seeking such compensation from similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(a) and the definition of “Change in Law”.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that, as to any Lender seeking compensation under this Section 3.04(b), such Lender shall only be so compensated to the extent such Lender is then generally seeking such compensation from similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(b) and the definition of “Change in Law”.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on EURIBOR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each EURIBOR Loan equal to the actual costs of such reserves allocated to such EURIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such EURIBOR Loan; provided that the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05 Compensation for Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Term Benchmark Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term Benchmark Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but, for the avoidance of doubt, not any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each EURIBOR Loan made by it at the EURIBOR Rate for such Loan by a matching deposit or other borrowing in the euro interbank market for a comparable amount and for a comparable period, whether or not such EURIBOR Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts then or thereafter payable pursuant to Section 3.01 or 3.04, as the case may be, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, and, in each case such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13 if no Default or Event of Default has occurred and is continuing.

Section 3.07 Survival

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Effectiveness

The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or in electronic format (followed promptly by originals) unless otherwise specified:

(i) counterparts of this Agreement executed by the Credit Parties;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note in writing;

(iii) the Guaranty executed by the Guarantors;

(iv) (A) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Credit Parties as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents (including, in the case of any Credit Party incorporated under the laws of the Cayman Islands, true, correct and up to date copies of the certificate of incorporation, memorandum and articles of association, register of directors, register of officers, register of members and register of mortgages and charges of such Credit Party) and (B) a good standing certificate (or equivalent) for each of the Credit Parties from its jurisdiction of organization, registration or incorporation;

(v) customary opinions of each of (A) Sidley Austin, LLP, (B) Maples Group and (C) Wakefield Quin Limited, in each case, counsel to the Credit Parties, addressed to the Administrative Agent and each Lender;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(b), Section 4.01(c) and Section 4.01(d) have been satisfied;

(vii) a certificate, in the form attached hereto as Exhibit G, from a Financial Officer of the Borrower; and

(viii) (A) at least three (3) Business Days prior to the date of this Agreement, all documentation and other information requested by the Administrative Agent or any Arranger, to the extent requested in writing of the Borrower at least 10 days prior to the date of this Agreement and that the Administrative Agent and the Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the date of this Agreement, a Beneficial Ownership Certification in relation to the Borrower.

(b) Each of the representations and warranties set forth herein or in any other Loan Document shall be true and correct in all material respects on and as of the Restatement Effective Date; provided that any such representation or warranty which expressly relates to a given date or period shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and any representation and warranty that is qualified by or subject to a Material Adverse Effect or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality).

(c) Immediately prior to, and immediately after giving effect to, the effectiveness of this Agreement, no Default or Event of Default shall have occurred and be continuing.

(d) Any fees and expenses required to be paid on or before the Restatement Effective Date pursuant to the Loan Documents (but, with respect to expenses, only to the extent invoiced at least three (3) Business Days prior to the Restatement Effective Date) shall have been paid or shall have been authorized to be deducted from the proceeds of the funding of the Loans on the Restatement Effective Date.

(e) All accrued and unpaid interest on the Loans (as defined in the Existing Credit Agreement) and all accrued and unpaid commitment fees in respect of the Commitments (as defined in the Existing Credit Agreement), as of the Restatement Effective Date, shall have been paid.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Restatement Effective Date specifying its objection thereto.

Section 4.02 Conditions to the Making of Loans

The obligation of each Lender to make any Loans on any Borrowing Date (including the Restatement Effective Date) is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) Each of the representations and warranties set forth herein or in any other Loan Document shall be true and correct in all material respects on and as of such Borrowing Date; provided that any such representation or warranty which expressly relates to a given date or period shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and any representation and warranty that is qualified by or subject to a Material Adverse Effect or similar term or qualification shall be true and correct in all respects (after giving effect to any such qualification or materiality).

(b) Immediately prior to, and immediately after giving effect to, the making of such Loans on such Borrowing Date, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) Immediately prior to, and immediately after giving effect to, the making of such Loans on such Borrowing Date and the use of proceeds thereof, on a pro forma basis, the Borrower shall be in compliance with the covenants in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders the following:

Section 5.01 Existence, Qualification and Power

Each Credit Party and each Subsidiary (i) is duly organized, registered, incorporated or formed, validly existing and, as applicable, in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation, registration or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals from all Governmental Authorities to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (i) (other than with respect to the existence of the Borrower), (ii)(A) or (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention

The execution, delivery and performance by each Credit Party of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of its respective Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) any Contractual Obligation to which such Credit Party is a party or affecting such Credit Party or the properties of such Credit Party which would reasonably be expected to result in a Material Adverse Effect, (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or their property is subject which would reasonably be expected to result in a Material Adverse Effect or (C) any instrument governing any Debt of the Borrower or any of its Subsidiaries with an aggregate outstanding principal amount in excess of the Threshold Amount which would reasonably be expected to result in a Material Adverse Effect or (iii) violate any Law the effect of which would reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Execution and Delivery; Binding Effect

This Agreement has been, and each other Loan Document to which each Credit Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Credit Party. This Agreement constitutes, and each other Loan Document to which each Credit Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, the pleas of set-off and counter-claim, the plea of prescription, principle of public policy or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.04 No Material Adverse Effect

Since December 31, 2020, there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.05 Litigation

As of the Restatement Effective Date, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) affect the validity or enforceability of this Agreement or any other Loan Document or any of the transactions contemplated hereby.

Section 5.06 Property

(a) Ownership of Properties. Each Credit Party and each Subsidiary has good title to, or valid leasehold interests in, all property and assets necessary in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Intellectual Property. Each Credit Party and each Subsidiary owns, licenses or possesses the rights to use all of the trademarks, trade names, service marks, trade names, copyrights, patents, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, and the use thereof by the Credit Parties and the Subsidiaries does not conflict with the intellectual property rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of the business of each Credit Party and each Subsidiary as currently conducted does not infringe upon or violate any intellectual property rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.07 Taxes

Each Credit Party and each Subsidiary has filed (or caused to be filed) all U.S. federal, state and other Tax returns and reports and all non-U.S. Tax returns and reports required to be filed, and have paid (or caused to be paid) all U.S. federal, state and other Taxes and all non-U.S. Taxes, levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or SAP, as the case may be, or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Disclosure

No written report, financial statement, certificate or other written information furnished (other than projected or pro-forma financial information and general market or industry data) by or on behalf of the Borrower to the Administrative Agent or any Lender for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. The projected or pro-forma financial information contained in the materials referenced in the preceding sentence were prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that such projected or pro-forma information may vary from actual results and that such variances may be material).

Section 5.09 Compliance with Laws

Each Credit Party and each Subsidiary is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and the pendency of such proceedings, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.10 ERISA Compliance

Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect,

(a) each Plan is in compliance with the applicable provisions of ERISA and the Code and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is relying on an opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status;

(b) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation of the fiduciary responsibility rules with respect to any Plan;

(c) no ERISA Event has occurred or is reasonably expected to occur, for which liability has been or is reasonably expected to be imposed on any Credit Party; and

(d) to the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities.

Section 5.11 Environmental Matters

The Credit Parties and the Subsidiaries are not subject to any pending or, to the knowledge of the Borrower, threatened claim alleging liability under or responsibility for violation of any Environmental Law in connection with their respective businesses, operations and properties, except for claims which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12 Margin Regulations; Federal Reserve Regulations; Use of Proceeds

None of the Credit Parties or any Subsidiary is engaged and the Credit Parties and the Subsidiaries will not engage, principally or as one of its respective important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis, subject to Section 7.02 or other restriction on transfer or disposition hereunder, will be Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower has or will use the proceeds of the Loans only for the purposes set forth in Section 6.11.

Section 5.13 Investment Company Act

None of the Credit Parties are required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.14 Anti-Corruption Laws and Sanctions

Each of the Credit Parties has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by it, its Subsidiaries and, to the extent acting on their behalf, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, its officers, employees, directors and agents, to the extent are acting on their behalf, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower and any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or, to the extent acting in any capacity in connection with the credit facility established hereby, agents is a Sanctioned Person. Each of the Credit Parties is in compliance, in all material respects, with the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001), to the extent applicable.

Section 5.15 Solvency

On the Restatement Effective Date, immediately after giving effect to the Transactions to occur on the Restatement Effective Date:

(a) The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d) The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

Section 5.16 Beneficial Ownership Certification

Each Beneficial Ownership Certification executed and delivered to the Administrative Agent by the Borrower from time to time, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof.

Section 5.17 EEA Financial Institutions

None of the Credit Parties is an EEA Financial Institution.

Section 5.18 Insurance Licenses

No License held by a Material Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all Obligations (other than contingent indemnification and expense reimbursement obligations not yet due and payable) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Financial Statements and Statutory Statements

The Borrower will furnish to the Administrative Agent (which will make available to each Lender):

(i) Within 150 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2021, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, in each case, setting forth in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (except to the extent such qualification, exception or explanatory paragraph results solely from a current maturity of the Loans) or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis, in accordance with GAAP, consistently applied;

(ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a balance sheet for the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related statements of income, equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, in each case to the extent available, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) within five Business Days after filing with the Applicable Insurance Regulatory Authority with respect to each Material Insurance Subsidiary, a copy of the annual Statutory Statement of each Material Insurance Subsidiary; and

(iv) within the earlier of (x) five Business Days after filing with the Applicable Insurance Regulatory Authority (if so required) and (y) 120 days after the last day of each fiscal year of each Material Insurance Subsidiary (commencing with the first such fiscal year ending after the Restatement Effective Date), the quarterly Statutory Statement for each Material Insurance Subsidiary for such period.

Section 6.02 Certificates; Other Information

The Borrower will, and will cause its Subsidiaries to, deliver to the Administrative Agent (which will make available to each Lender):

(i) concurrently with the delivery of the financial statements referred to in Sections 6.01(i) and 6.01(ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (A) certifying as to whether a Default is continuing and, if a Default is continuing, specifying the details thereof, (B) setting forth reasonably detailed calculations of the Consolidated Total Debt to Capitalization Ratio, Consolidated Senior Debt to Capitalization Ratio, Interest Coverage Ratio and Consolidated Net Worth and demonstrating compliance with the covenants set forth in Section 7.11 as of the last day of the period for which such financial statements are delivered, (C) calculate the applicable Pricing Level for the Applicable Rate and (D) if the aggregate total assets of the Borrower and the Material Subsidiaries represent less than 92.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries or the aggregate revenues of the Borrower and the Material Subsidiaries represent less than 90% of the consolidated revenues of the Borrower and its Subsidiaries (in each case, based upon and as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or 6.01(ii), as applicable), identifying one or more Subsidiaries that shall thereafter be designated (and the Borrower shall thereupon so designate such Subsidiaries as) Material Subsidiaries hereunder so that the total assets of all of the Subsidiaries that are not Material Subsidiaries shall not exceed 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries and the revenues of all of the Subsidiaries that are not Material Subsidiaries shall not exceed 10% of the consolidated revenues of the Borrower and its Subsidiaries (in each case, based upon and as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or 6.01(ii), as applicable) as of the last day of the period for which such financial statements are delivered;

(ii) promptly after the same become publicly available, copies of allperiodic reports, all financial statements and periodic reports that the Borrower sends to its limited partners and copies of all other financial statements and regular, periodic or special reports (including Form 8-K) that the Borrower or any of its Subsidiaries may make to, or file with, the SEC; and

(iii) promptly following any written request therefor (except to the extent prohibited by applicable law, regulatory policy, regulatory restriction or confidentiality agreement or to the extent covered by attorney-client or other legal privilege (as determined in the reasonable good faith judgment of the Borrower)), such other information regarding the operations, business, properties or financial condition of the Credit Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request (including beneficial ownership and other know-your-customer information).

Documents required to be furnished or delivered pursuant to Section 6.01(i), 6.01(ii), 6.02(i), 6.02(ii) or 6.02(iii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which such documents are delivered in a format acceptable to the Administrative Agent pursuant to Section 10.02(a)(i), or such other email address as the Administrative Agent shall specify in writing to the Borrower, (B) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (C) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website listed on Schedule 10.02; provided that documents furnished or delivered pursuant to the foregoing clause (C) shall not be deemed to have been delivered unless and until a Borrower has notified the Administrative Agent in writing (including by email pursuant to Section 10.02(a)(i)) of the posting such documents on an Intranet or intranet website to which each Lender and the Administrative Agent have access or to the Borrower’s website.

The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or their securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information”.

Section 6.03 Notices

The Borrower will, and will cause its Subsidiaries to, promptly notify the Administrative Agent and each Lender of:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case in which there is a reasonable expectation of an adverse determination and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, would reasonably be expected to have a Material Adverse Effect;

(iv) any material change in accounting or financial reporting practices by the Borrower or any Subsidiary other than in accordance with GAAP or SAP;

(v) any proposed amendment or other modification of the bylaws of the Borrower or any of its Subsidiaries; and

(vi) any public announcement by AM Best of (1) any change to any rating level applicable to the Borrower or any Insurance Subsidiary or (2) the placement of any rating of the Borrower or any Insurance Subsidiary as under review by AM Best.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Preservation of Existence, Etc.

The Borrower will, and will cause each Subsidiary to: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted or not restricted by Section 7.05; (ii) take all reasonable action to maintain all government rights, licenses (including from any Applicable Insurance Regulatory Authority), permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, in each case under this clause (iii), the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.05 Maintenance of Properties

The Borrower will, and will cause each Subsidiary to, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) and (ii) make all necessary repairs thereto and renewals and replacements thereof, in each case under this Section 6.05, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Insurance

The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower or Subsidiary) as are customarily carried under similar circumstances by such Persons.

Section 6.07 Payment of Obligations

The Borrower will, and will cause each Subsidiary to, pay, discharge or otherwise satisfy before the same shall become delinquent, all of its obligations and liabilities (including Tax liabilities), in each case under this Section 6.07, except (i) if the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, are being maintained by the Borrower or such Subsidiary or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.08 Compliance with Laws

The Borrower will, and will cause each Subsidiary to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to do so would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in the foregoing, the Borrower will, directly or through its Subsidiaries, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and, to the extent acting on behalf of the Borrower or Subsidiary, each of their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions.

Section 6.09 Books and Records

The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries are made to permit the preparation of financial statements in conformity with GAAP, SAP or other appropriate generally accepted accounting principles, as the case may be.

Section 6.10 Inspection Rights

The Borrower will, and will cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuance of an Event of Default, (i) the Administrative Agent and the Lenders shall collectively be limited to exercising such rights no more often than once during any calendar year, (ii) visits by any Lender shall be coordinated with the Borrower through the Administrative Agent and (iii) any Lender electing to exercise such rights shall notify the Administrative Agent and each other Lender reasonably in advance of such exercise and the Administrative Agent and each other Lender (and their representatives and independent contractors) shall be given a reasonable opportunity to participate therein; provided, further, that during the continuance of an Event of Default the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing under this Section at any time. Such inspection rights are subject to the provisions of

Section 10.07 and applicable Law and shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would result in violation or other breach of any third-party confidentiality agreements. The Administrative Agent and the Lenders shall give the Borrower or such Subsidiary the opportunity to participate in any discussions with the Borrower’s or such Subsidiary’s accountants.

Section 6.11 Use of Proceeds

Subject to Section 7.09, the Borrower shall use the proceeds of the Loans to fund (i) the Transaction Costs and (ii) to the extent of any balance thereof, general corporate purposes of the Borrower and its Subsidiaries (excluding Restricted Payments made by the Borrower in reliance on clauses (iv) or (vii) of Section 7.06).

Section 6.12 Additional Guarantors

In the event that (a) any Subsidiary of the Borrower (other than an Insurance Subsidiary) that directly or indirectly owns any Equity Interests of any Insurance Subsidiary or (b) any Subsidiary of the Borrower (solely in the case of this clause (b), other than any Excluded Subsidiary), in each case of clauses (a) and (b), is formed or acquired after the Restatement Effective Date (provided that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary of the Borrower shall be deemed to constitute the acquisition of a Subsidiary of the Borrower for all purposes of this Section 6.12) or is a Subsidiary as of the Restatement Effective Date but is not a party to the Guaranty as of the Restatement Effective Date (other than Accelerant Distribution Holdings Limited, a Malta limited liability private exempt company, or Accelerant Malta Holdings Limited, a Malta limited liability private exempt company), the Borrower shall (x) promptly notify the Administrative Agent thereof and shall cause such Subsidiary to become a Guarantor under the Guaranty by executing and delivering to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof and to become a “Credit Party” and a “Guarantor” for purposes of the Loan Documents and (y) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates (including legal opinions) reasonably requested by Administrative Agent in connection with such joinder, including any information required pursuant to Section 10.18.

Section 6.13 Further Assurances

The Borrower will, and will cause each Subsidiary to, at the reasonable request of the Administrative Agent, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions, that may be required under any applicable Law or as may be reasonably required to carry out the provisions of this Agreement and the other Loan Documents and give effect to the transactions contemplated hereby and thereby.

ARTICLE VII

NEGATIVE COVENANTS

Until all Obligations (other than contingent indemnification and expense reimbursement obligations not yet due and payable) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 7.01 Indebtedness

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, other than the following:

(i) Debt under the Loan Documents;

(ii) Debt outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(iii) Guarantees by (A) any Subsidiary in respect of Debt of the Borrower or (B) the Borrower or any Subsidiary of Debt of any Subsidiary, in each case if such Debt is otherwise permitted hereunder;

(iv) Operating Debt;

(v) Debt of the Borrower or any Subsidiary in respect of Capital Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.02(viii);

(vi) Debt of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) after giving effect to such Person becoming a Subsidiary on a pro-forma basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Borrower shall be in compliance with the covenants in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower;

(vii) obligations of the Borrower or any Subsidiary to maintain the capital or solvency of any of its Subsidiaries in accordance with the requirements of or under any agreement with their respective Applicable Insurance Regulatory Authority;

(viii) Debt of (A) any Credit Party owing to any other Credit Party, (B) any Credit Party owing to any Subsidiary that is not a Credit Party if such Debt is expressly subordinated to the prior payment in full of the Obligations on terms reasonably acceptable to the Administrative Agent (provided that such subordination terms shall permit regularly scheduled payments of principal and interest if no Default or Event of Default has occurred and is continuing) and (C) any Subsidiary that is not a Credit Party owing to any Credit Party or another Subsidiary;

(ix) obligations and liabilities (whether directly or as a guarantor) of the Borrower or Subsidiaries arising under or in connection with treasury, depositary, cash management, custodial, automated clearinghouse or transfer of funds services or arrangements or similar services and arrangements incurred in the ordinary course of business;

(x) the incurrence of Debt by the Borrower or any Subsidiary under any Qualified Securitization Facilities; and

(xi) Debt of the Borrower or any Subsidiary not otherwise permitted under clauses (i) through (x) above; provided that (i) both immediately prior to, and immediately after giving effect to, the incurrence of such Debt on a pro forma basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall be in compliance with the covenants in Section 7.11, (ii) if, on the date any Debt is incurred in reliance on this Section 7.01(xi), after giving effect thereto and the use of proceeds thereof, the Consolidated Total Debt to Capitalization Ratio, on a pro forma basis, as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable, is greater than 25%, a portion of the Net Proceeds from the incurrence of such Debt shall be applied to prepay the Loans as set forth in Section 2.03(b)(ii) such that, after giving effect to such prepayment, the Consolidated Total Debt to Capitalization Ratio (determined as provided above) is less than or equal to 25% and (iii)(A) the final maturity date of any Debt incurred in reliance on this Section 7.01(xi) shall be no earlier than the Maturity Date and (B) the Weighted Average Life to Maturity of any Debt incurred in reliance on this Section 7.01(xi) shall be no shorter than the Weighted Average Life to Maturity of the Loans at such time (which, in the case of customary “bridge” loans, shall be determined by reference to the notes or loans into which such bridge loans are, by their terms, converted or for which such bridge loans may be, by their terms, exchanged at maturity); provided, further, with respect to any such Person, the amount of any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to such Person that has been designated by the Borrower in writing to the Administrative Agent as “Designated Revolving Commitments,” until such time as the Borrower subsequently provides notice to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”: (1) such Designated Revolving Commitments will be deemed an incurrence of Debt and fully utilized and outstanding on such date for purposes of calculating the Consolidated Total Debt to Capitalization Ratio under this clause (xi), (2) unless the Borrower provided notice to the Administrative Agent to the effect that such revolving (or delayed draw) commitments no longer constitute “Designated Revolving Commitments”, such Designated Revolving Commitments will be deemed to be fully utilized and outstanding for the purposes of calculating the Consolidated Total Debt to Capitalization Ratio in connection with the incurrence of any other Debt after such date in reliance on this clause (xi) and (3) commencing on the date such Designated Revolving Commitments are established, after giving pro forma effect to the incurrence of the entire committed amount of the Debt thereunder, such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with either clause (1) or (2) of this proviso; provided that the sum of (x) the aggregate principal amount of Unsubordinated Debt, plus (y) the aggregate outstanding principal amount of Debt and other obligations secured by Liens incurred pursuant to Section 7.02(xxix) shall at no time exceed 2.5% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable.

Section 7.02 Liens

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i) Liens existing on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (A) the property covered thereby is not changed and (B) the Debt secured or benefited thereby is not increased except by (1) by the utilization of any existing commitments thereunder, (2) accrued and unpaid interest and premiums thereon and (3) underwriting discounts or other amount paid, and fees, commissions, premiums (including tender premiums) and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with any such refinancing, refunding, renewal or extension;

(ii) Liens for Taxes not yet overdue or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(iv) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and securing letters of credit, bank guarantees or similar instruments issued supporting such items;

(v) deposits to secure the performance of bids, tenders, contracts, leases (other than Debt), statutory obligations, bank guarantees or similar instruments, surety and appeal bonds, letters of credit, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(vii) Liens arising pursuant to an order of attachment, distraint or similar legal process in connection with legal proceedings and securing judgments for the payment of money and Liens arising under ERISA or the Code with respect to a Plan not constituting an Event of Default under Section 8.01(h) or Section 8.01(i), respectively;

(viii) Liens on the property of the Borrower or any Subsidiary securing (A) any part of the cost of acquisition, development, construction, alteration, repair or improvement of such property or Debt incurred to finance any of the foregoing (including any sale and leaseback transaction), (B) Capital Leases and (C) any extension, renewal, refinancing or replacement of the Debt or obligations secured by any such Lien referred to in clauses (A) and (B); provided that (x) such Liens do not at any time encumber any property other than the property financed by such Debt and the proceeds and products thereof, accessions thereto, improvements thereon and after-acquired property that is fixed or incorporated into such property (it being understood that individual financings provided to the Borrower or any Subsidiary by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates) and (y) in the case of clause (A) the Debt secured thereby is either Non-Recourse Debt with respect to the Borrower and its Subsidiaries or does not exceed the cost of the property being acquired, developed, constructed, altered, repaired or improved or initial financing thereof, plus the costs incurred for delivery installation, maintenance programs and items similar to the foregoing and, fees, costs and expenses incurred in connection therewith;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds and products of the property covered by such Lien, accessions thereto, improvements thereon and after-acquired property that is fixed or incorporated into such property (it being understood that individual financings provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its affiliates) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof other than by an amount equal to accrued and unpaid interest, premiums (including tender premiums thereon), plus underwriting discounts or other amount paid, and fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with any such extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder;

(x) Liens to secure obligations arising under Swap Contracts, to the extent permitted hereunder;

(xi) Liens arising out of deposits or pledges by any Subsidiary of cash, securities, portfolio investments or other property into collateral trusts, reinsurance trusts or other collateral or escrow accounts with or for the benefit of ceding companies or insurance regulators of such Subsidiary;

(xii) Liens securing Debt arising under Permitted Repo and Securities Lending Agreements; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xiii) [reserved];

(xiv) leases, subleases, licenses and sublicenses granted to others and not interfering in any material respect with the business of the Borrower or any Subsidiary;

(xv) Liens arising from Uniform Commercial Code financing statements filed with respect to Operating Leases, and consignments and/or bailments arrangements;

(xvi) (A) Liens arising from pledges or deposits of cash, securities or portfolio investments made by any Subsidiary that is a Regulated Insurance Company (x) as a condition to obtaining or maintaining any licenses issued to it by any Applicable Insurance Regulatory Authority or (y) as otherwise required to comply with the requirement of applicable insurance Laws, or (B) Liens, in case of a Regulated Insurance Company organized under Maltese laws, arising from operation of Law, in respect of its liability from its insurance business, including insurance claims;

(xvii) Liens on assets pledged, deposited into an account or trust or otherwise allocated as a separate account in connection with, and securing or specifically available to satisfy obligations under, a Policy, Reinsurance Agreement or Retrocession Agreement, in an amount reasonable and as required under the terms of such Policy, Reinsurance Agreement or Retrocession Agreement (or the documentation related thereto);

(xviii) Liens securing Debt permitted under Section 7.01(ii);

(xix) [reserved];

(xx) rights of setoff or banker’s Liens on deposits of cash in favor of banks or other depository institutions maintained in the ordinary course of business, but not securing any Debt for borrowed money;

(xxi) Liens arising in the ordinary course of business on custody, securities or commodities accounts in favor of the entity at which such accounts are maintained, but not securing any Debt for borrowed money other than Debt incurred in connection with or to facilitate the settlement of the purchase or sale of securities in the ordinary course of business;

(xxii) Liens of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection in the ordinary course of business;

(xxiii) Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(xxiv) Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement;

(xxv) any Lien in favor of any Credit Party securing intercompany obligations;

(xxvi) Liens that are contractual rights of setoff incurred in the ordinary course of business;

(xxvii) Liens securing the Obligations in favor of the holders of all such Obligations ratably;

(xxviii) Liens on Securitization Assets incurred in connection with a Qualified Securitization Facility, including Liens on such receivables resulting from precautionary Uniform Commercial Code filings or from re-characterization or any such sale as a financing or a loan; and

(xxix) Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above; provided that the sum of (x) the aggregate outstanding principal amount of Debt and other obligations secured by Liens incurred pursuant to this clause (xxix), plus (y) the aggregate principal amount of Unsubordinated Debt shall not exceed 2.5% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable.

Section 7.03 Investments

The Borrower will not, and will not permit any Subsidiary to, make any Investment in any Person that is not (or that upon consummation of such Investment will not be) a direct or indirect Subsidiary of the Borrower, unless, at the time of making such Investment, after giving pro forma effect thereto: (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower is in compliance with the covenants set forth in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower.

Section 7.04 Non-OC Asset Sales and Non-OC Reinsurance Transactions

The Borrower will not, and will not permit any Subsidiary to, make any Non-OC Asset Sale or Non-OC Reinsurance Transaction, other than any Non-OC Asset Sale or Non-OC Reinsurance Transaction for fair market value (determined in good faith by the Borrower) and for which at least 75% of the consideration shall be in the form of (x) cash or cash equivalents and/or (y) assets useful in the business of the Borrower or any Subsidiary.

Section 7.05 Fundamental Changes; Dispositions of Equity Interests of Material Subsidiaries

The Borrower will not, and will not permit any Subsidiary to (x) merge, amalgamate, dissolve, liquidate, consolidate with or into another Person or (y) Dispose of (whether in one transaction or in a series of transactions) (1) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than the replacement of assets in its investment portfolio), other than (A) any sale of Securitization Assets or related assets in connection with any Qualified Securitization Facility or (B) any Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings or (2) all or substantially all of the Equity Interests of any Material Subsidiary, except that, if no Default has occurred and is continuing or would result therefrom:

(i) the Borrower or Subsidiary may merge or amalgamate with any one or more Subsidiaries (including a merger or amalgamation, the purpose of which is to reorganize the Borrower or such Subsidiary in a new jurisdiction in accordance with Section 7.05(vi)); provided that (A) when the Borrower is merging or amalgamating with any of its Subsidiaries, the Borrower shall be the continuing or surviving Person; and (B) when a Credit Party is merging or amalgamating with a Subsidiary that is not a Credit Party, the Credit Party shall be the continuing or surviving Person (or the continuing or surviving Person shall be designated by the Borrower as a Credit Party);

(ii) the Borrower or Subsidiary may merge, amalgamate or consolidate with any Person to consummate an Investment not prohibited by this Agreement; provided that (A) in the case of a merger, amalgamation or consolidation of the Borrower, the Borrower shall be the continuing or surviving Person; and (B) in the case of a merger, amalgamation or consolidation involving a Credit Party, the Credit Party shall be the continuing or surviving Person (or the continuing or surviving Person shall be designated by the Borrower as a Credit Party);

(iii) a Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Subsidiary; provided that, if the transferor in such a transaction is a Credit Party, (A) the transferee either (x) shall be the Borrower or (y) shall be (or shall be designated by the Borrower as) another Credit Party and (B) in the case of the Disposition of Equity Interests of a Subsidiary, such Equity Interests may be Disposed of in accordance with Section 7.05(iv);

(iv) subject to compliance with Section 6.12, the Borrower or Subsidiary may Dispose of the Equity Interests of a Subsidiary to another Subsidiary;

(v) any Subsidiary may liquidate or dissolve (and Dispose of its assets in respect of its Equity Interests in connection therewith) if the Borrower determines in good faith that such action is in the best interest of the Borrower or any of its Subsidiaries and not materially disadvantageous to the Lenders; and

(vi) the Borrower or a Subsidiary may change its legal form or jurisdiction of incorporation or formation, including by conversion or merger, if the Borrower determines in good faith that such action is in the best interest of the Borrower or any of its Subsidiaries and not materially disadvantageous to the Lenders; provided that, in the case of such change of legal form of (A) the Borrower, the continuing entity shall remain the Borrower; and (B) a Guarantor, the continuing entity shall remain (or shall become) a Guarantor;

provided that, for the avoidance of doubt, nothing in this Section 7.05 shall be deemed to limit, prohibit or restrict the Borrower or any Subsidiary from entering into, amending or modifying any Policy, any Reinsurance Agreement or any Retrocession Agreement or providing collateral security to the extent permitted by Section 7.02(xvii).

Section 7.06 Restricted Payments

The Borrower will not, and will not permit any Subsidiary to, declare or make any Restricted Payment, except that:

(i) each Subsidiary may declare and make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(ii) the Borrower and each Subsidiary may declare and make Restricted Payments payable solely in common Equity Interests of such Person;

(iii) any Subsidiary may declare and make Restricted Payments to (x) the Borrower or (y) any other Subsidiary which is a direct or indirect parent company of such Subsidiary;

(iv) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests if after giving effect to such Restricted Payment on a pro-forma basis no Default or Event of Default shall have occurred and be continuing at the time of the declaration of such Restricted Payment;

(v) the Borrower may (and any Subsidiary may make RestrictedPayments as shall be required for the Borrower to) make Restricted Payments in an amount sufficient to allow (x) the Borrower to pay fees, expenses and indemnities pursuant to the Management Agreement (as in effect on the Restatement Effective Date), so long as, solely with respect to the payment of such fees, no Default or Event of Default shall have occurred and be continuing (it being understood that, for so long as any Default or Event of Default has occurred and is continuing, such fees may continue to accrue and any such accrued fees may be paid upon any and all Defaults and Events of Default ceasing to exist), and (y) to pay general corporate operating and overhead costs and expenses (other than taxes) incurred by the Borrower in the ordinary course of business, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

(vi) the Borrower and each Subsidiary may declare and make any Restricted Payments after the date hereof in an amount not to exceed $6,000,000 in the aggregate in any calendar year (with unused amounts in any calendar year being permitted to be carried over and made in any succeeding calendar year), in each case if after giving effect to any such Restricted Payment on a pro-forma basis (1) no Default or Event of Default shall have occurred and be continuing at the time of the declaration of such Restricted Payment and (2) the Borrower is in compliance with the covenants set forth in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower;

(vii) the Borrower and any Subsidiary may declare and make any Restricted Payment if after giving effect to such Restricted Payment on a pro-forma basis (1) no Default or Event of Default shall have occurred and be continuing at the time of the declaration of such Restricted Payment, (2) the Borrower is in compliance with the covenants set forth in Section 7.11 and (3) the Consolidated Total Debt to Capitalization Ratio, on a pro forma basis, as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable, shall be no greater than 15%; and

(viii) after a Qualified IPO, the Borrower and each Subsidiary may declare and make any Restricted Payments in an aggregate amount in any consecutive twelve (12) month period, not to exceed 6.0% of Market Capitalization if after giving effect to such Restricted Payment on a pro-forma basis (1) no Default or Event of Default shall have occurred and be continuing at the time of the declaration of such Restricted Payment and (2) the Borrower is in compliance with the covenants set forth in Section 7.11 as of the then most recently ended fiscal quarter of the Borrower;

This Section 7.06 shall not prohibit the payment of a Restricted Payment if such Restricted Payment is made within 60 days of the declaration thereof provided such Restricted Payment was not prohibited by this Section 7.06 at the time of its declaration.

Section 7.07 Transactions with Affiliates

The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower or any Subsidiary involving payment of consideration in excess of the greater of (i) $2,400,000 and (ii) 2.0% of the Consolidated Net Worth as of the last day of the most recently ended fiscal period for which financial statements have been delivered or furnished pursuant to Section 4.01(a)(vii), Section 6.01(i) or Section 6.01(ii), as applicable, other than any of the following:

(i) transactions not materially less favorable to the Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Borrower and its Subsidiaries) as determined by the Borrower in good faith;

(ii) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business, including any Reinsurance Agreement;

(iii) transactions (x) between or among the Borrower and its Subsidiaries, (y) between or among Subsidiaries and (z) between or among any of the foregoing and their respective Affiliates, in each case, that are not otherwise prohibited hereunder and, in the case of clause (z), so long as such transactions are upon fair and reasonable terms;

(iv) any Restricted Payment permitted by Section 7.06;

(v) arrangements for indemnification payments for directors and officers of the Borrower and its Subsidiaries;

(vi) intercompany transactions between or among the Borrower and its Subsidiaries and between or among Subsidiaries, relating to the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (vi), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (x) entered into in the ordinary course of business or (y) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries;

(vii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interests of the Borrower or the Subsidiaries pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors or the investment committee (or other applicable committee) of such Person;

(viii) loans or advances to employees, officers or directors of the Borrower or any Subsidiary (or any direct or indirect parent of the Borrower) in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $240,000 (without giving effect to the forgiveness of any such loan);

(ix) the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Borrower or the Subsidiaries (or any direct or indirect parent of the Borrower) whether by charter, bylaw, statutory or contractual provisions;

(x) the existence of, and the performance of obligations of the Borrower or the Subsidiaries under the terms of any agreement to which the Borrower or any Subsidiary is a party as of or on the Restatement Effective Date set forth on Schedule 7.07, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided that any future amendment, modification, supplement, extension or renewal entered into after the Restatement Effective Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Lenders in any material respect, as determined in good faith by the Borrower or such Subsidiary, than the terms of the agreements in effect on the Restatement Effective Date;

(xi) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Borrower or any Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders, as determined in good faith by the Borrower or such Subsidiary, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(xii) any purchases by the Borrower’s Affiliates of Debt of the Borrower or any of its Subsidiaries (other than the Loans) the majority of which Debt is placed with Persons who are not Affiliates and payments of principal and interest on such Debt;

(xiii) any issuance or sale of Equity Interests (other than Disqualified Equity Interests) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith or any contribution to the Equity Interests of the Borrower or any Subsidiary that is otherwise not prohibited hereunder;

(xiv) transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate;

(xv) any transaction with an Affiliate where the only consideration paid by the Borrower or any Subsidiary is Equity Interests of the Borrower or such Subsidiary (other than Disqualified Equity Interests) that is otherwise not prohibited hereunder;

(xvi) the payment of all fees and expenses in connection with the Loans;

(xvii) any merger, consolidation or reorganization of the Borrower or any Subsidiary (otherwise permitted by this Agreement) with an Affiliate of the Borrower solely for the purpose of (x) forming or collapsing a holding company structure or (y) reincorporating the Borrower or such Subsidiary in a new jurisdiction; and

(xviii) transactions between the Borrower or any Subsidiary and any Person that is an Affiliate solely because one or more of its directors is also a director of the Borrower or such Subsidiary or any direct or indirect parent thereof; provided that such director abstains from voting as a director of the Borrower or such Subsidiary or any direct or indirect parent thereof, as the case may be, on any matter involving such other Person.

Section 7.08 Certain Restrictive Agreements

The Borrower will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower; provided that the foregoing shall not apply to (i) [reserved], (ii) Contractual Obligations with a Governmental Authority, (iii) Contractual Obligations entered into by a joint venture with respect to which the Borrower or a Subsidiary is a joint venturer, (iv) customary limitations contained in agreements relating to the sale of a Subsidiary or its assets pending such sale; provided that such limitations apply only to the Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (v) limitations imposed by any agreement relating to secured Debt permitted by this Agreement, any transaction giving rise to a Lien permitted by this Agreement or any Swap Contract, in each case if such limitations apply only to the property or assets securing or encumbered by such Debt, transaction (or obligation thereunder) or Swap Contract, (vi) limitations contained in or arising under indentures or debt instruments or other debt arrangements incurred or preferred stock issued by the Borrower or any Subsidiary subsequent to the date hereof in compliance with Section 7.01 that are not more restrictive, taken as a whole (as determined in good faith by the Borrower), than those applicable to the Borrower and the Subsidiaries in this Agreement, (vii) [reserved], (viii) limitations created in connection with any Qualified Securitization Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility and (ix) any encumbrance, condition or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Subsidiary or was acquired by, merged into or consolidated with the Borrower or a Subsidiary or such assets were acquired by the Borrower or any Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Borrower or any other Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Debt, was permitted to be incurred pursuant to this Agreement.

Section 7.09 Use of Proceeds

The Borrower will not, and will not permit any Subsidiary to, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U or Regulation X of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Debt originally incurred for such purpose, in each case in violation of applicable margin regulations. The Borrower will not use (or permit any of its Subsidiaries to use) the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Embargoed Jurisdiction, in each case under this clause (ii) in violation of any Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.10 Change in Nature of Business, Organizational Documents and Fiscal Year

The Borrower will not, and will not permit any Subsidiary to, engage, directly or indirectly through its Subsidiaries, to any material extent in any business other than (i) the Insurance Business, (ii) any business engaged in by the Borrower or its Subsidiaries on or before the Restatement Effective Date or (iii) any business reasonably related or incidental thereto or which is financial in nature. The Borrower shall not, and shall not permit any Subsidiary to, amend or modify its respective Organizational Documents (x) if such amendment or modification would prohibit the Borrower from prepaying the Loans in accordance with Section 2.03(b) or (y) in a manner that is materially adverse (taken as a whole) to the interests of the Lenders, in their capacity as such. The Borrower shall not, and shall not permit any Subsidiary to, change the last day of its fiscal year from December 31 of each year without providing the Administrative Agent prior written notice.

Section 7.11 Financial Covenants

(a) Consolidated Net Worth. The Borrower shall not permit the Consolidated Net Worth, calculated as of the last day of any fiscal quarter of the Borrower and as reflected in the financial statements furnished pursuant to Section 6.01(i) or 6.01(ii), as applicable, to be less than the sum of (A) an amount equal to 75.0% of the Borrower’s and its Subsidiaries’ Consolidated Net Worth as of December 31, 2021, (B) an amount equal to 75% of the net cash proceeds contributed to the Borrower or any of its Subsidiaries (other than contributions of cash proceeds made by the Borrower or any of its Subsidiaries) from the issuance and sale of Specified Preferred Stock of the Borrower and any of its Subsidiaries after December 31, 2021 and on or prior to the Restatement Effective Date (other than the issuance to the Borrower or any other Subsidiary), (C) an amount equal to the sum of 50% of the Consolidated Net Income (to the extent positive) of the Borrower and its Subsidiaries for each fiscal quarter (without reduction for any Consolidated Net Income (to the extent negative) in any quarter), commencing with the fiscal quarter of the Borrower ending March 31, 2022 and (D) an amount equal to 50% of the net cash proceeds contributed to the Borrower or any of its Subsidiaries (other than contributions of cash proceeds made by the Borrower or any of its Subsidiaries) from the issuance and sale of Equity Interests (other than Specified Preferred Stock) of the Borrower and any of its Subsidiaries after December 31, 2021 (other than the issuance to the Borrower or any other Subsidiary).

(b) Consolidated Total Debt to Capitalization Ratio. The Borrower shall not permit the Consolidated Total Debt to Capitalization Ratio of the Borrower and its Subsidiaries to be greater than 40%, in each case as of the last day of any fiscal quarter of the Borrower (commencing with the last day of the first fiscal quarter after the Restatement Effective Date).

(c) Consolidated Senior Debt to Capitalization Ratio. The Borrower shall not permit the Consolidated Senior Debt to Capitalization Ratio of the Borrower and its Subsidiaries to be greater than 35%, in each case as of the last day of any fiscal quarter of the Borrower (commencing with the last day of the first fiscal quarter after the Restatement Effective Date).

(d) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio of the Borrower and its Subsidiaries to be less than 2.00:1.00 for the most recently ended four consecutive fiscal quarters of the Borrower for which financial statements have been delivered or furnished pursuant to Section 6.01(i) or Section 6.01(ii), as applicable (commencing with the last day of the first fiscal quarter after the Restatement Effective Date).

(e) Borrower Cure Right. Notwithstanding the foregoing, in the event that the Borrower shall have failed to comply with any of the financial covenants set forth in clauses (a), (b), (c) and (d) of this Section 7.11 in any fiscal quarter for which any such financial covenant is tested, the Borrower shall have the right (the “Cure Right”) to, at any time after such failure occurs until the day on which financial statements of the Borrower are required to be delivered for such fiscal quarter or fiscal year, as applicable, issue for cash (or otherwise receive cash contributions in respect of) common capital stock (other than Disqualified Equity Interests) of the Borrower (the aggregate amount of such issuances and distributions, the “Cure Amounts”), and upon receipt by the Borrower of such Cure Amounts, compliance with Sections 7.11(a), (b), (c) and (d) with respect to such period (and, in the case of compliance with Section 7.11(d), such period and any subsequent period that includes such period) shall be recalculated giving effect to the following pro forma adjustment: the Consolidated Net Worth and Consolidated Adjusted EBITDA shall be increased, solely for the purpose of determining compliance with Sections 7.11(a), (b), (c) and (d), by an amount equal to the applicable Cure Amounts, and the use of proceeds therefrom will be disregarded for all other purposes under this Agreement (including calculating Consolidated Net Worth and Consolidated Adjusted EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated Total Debt to Capitalization Ratio, Consolidated Senior Debt to Capitalization Ratio and Interest Coverage Ratio). If, after giving effect to the foregoing recalculations, the Borrower is in compliance with Sections 7.11(a), (b), (c) and (d) with respect to such period, then the applicable breach of Sections 7.11(a), (b), (c) and/or (d) that had occurred shall be deemed cured for all purposes. The Cure Right shall not be exercised more than 4 times during the term of this Agreement, shall not be exercised more than 2 times during any consecutive period of four fiscal quarters of the Borrower, and shall, with respect to any applicable period, be no greater than the amount required for purposes of complying with Sections 7.11(a), (b), (c) and (d) with respect to such period. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans, terminate the Commitments or exercise any other remedy under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Sections 7.11(a), (b), (c) or (d) until after the Borrower’s ability to cure has lapsed and Borrower has not exercised the Cure Right. The Borrower hereby agrees to amend this Agreement to remove this Section 7.11(e) (and all references to the Cure Right and Cure Amount) prior to the filing of this Agreement in connection with the initial public offering of the Borrower or any of its Subsidiaries.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower:

(i) shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(ii) shall fail to pay any interest on any Loan, any fee or any other amount (other than an amount referred to in clause (a)(i) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days.

(b) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Credit Party in or pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made.

(c) Specific Covenants. Any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03(i), 6.04(i) (with respect to such Credit Party’s existence) and 6.04(ii) or in Article VII.

(d) Other Defaults. Any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clauses (a), (b) or (c) of this Section or in Section 6.07 of this Agreement in respect of Debt or Swap Contracts in circumstances where the failure to pay or perform the same would not give rise to an Event of Default under clause (e) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof by the Administrative Agent to the Borrower.

(e) Cross-Default. The Borrower or any Subsidiary (other than any Securitization Subsidiary) shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Loan Documents) having an aggregate principal amount of more than the Threshold Amount in each case beyond the applicable grace period with respect thereto, if any; (ii) fail to observe or perform any other agreement or condition relating to any Debt having an aggregate principal amount of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt in an aggregate principal amount of more than the Threshold Amount to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt in an aggregate principal amount of more than the Threshold Amount to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to (A) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted or not restricted hereunder and such Debt is repaid when required under the documents providing for such Debt or to the mere declaration or exercise of redemption rights which declaration or exercise is at the sole option of the holder of such Debt and (B) any voluntary prepayment, redemption, repurchase, conversion or settlement with respect to any debt security pursuant to its terms; or (iii) fail to make when due one or more required payments under one or more Swap Contracts (as a result of the occurrence of an “Early Termination Date” (as defined in such Swap Contract)) arising from an “Event of Default” (as defined in such Swap Contract) with respect to which the Borrower or Subsidiary is a “Defaulting Party” (as defined in such Swap Contract), which payments are in an aggregate principal amount exceeding the Threshold Amount; provided that, if any failure to pay or perform described in the foregoing clauses (i), (ii) or (iii) shall be cured by the Borrower or Subsidiary (as applicable), or waived by the holders of such Debt, in each case prior to the exercise of any remedies under Section 8.02, then the Event of Default under this Section 8.01(e) by reason of such failure to pay or perform shall be deemed likewise to have been thereupon cured or waived.

(f) Insolvency Proceedings, Etc. The occurrence of any of the following:

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization, rehabilitation or other relief in respect of the Borrower or any Material Subsidiary (other than any Securitization Subsidiary) or its respective debts, or of a substantial part of its respective assets, under any Debtor Relief Law now or hereafter in effect or (B) the appointment of a receiver, rehabilitator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(ii) the Borrower or any Material Subsidiary (other than any Securitization Subsidiary) shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, rehabilitation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f)(i) of this Section, (C) apply for or consent to the appointment of a receiver, rehabilitator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than any Securitization Subsidiary) or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any corporate action for the purpose of effecting any of the foregoing;

provided that, for purposes of clarity, no merger, dissolution, liquidation, consolidation or disposition permitted or not restricted by Section 7.05 (other than a merger, dissolution, liquidation, consolidation or disposition under any Debtor Relief Laws) shall constitute an Event of Default.

(g) Inability to Pay Debts; Attachment. The Borrower or any Material Subsidiary (other than any Securitization Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(h) Judgments. The entry against the Borrower or any Subsidiary (other than any Securitization Subsidiary) of (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, and, in either case, there is a period of 45 consecutive days during which such judgment or order remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal.

(i) ERISA. The occurrence of an ERISA Event which results in a Material Adverse Effect.

(j) Change of Control. There occurs any Change of Control.

(k) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery, ceases to be in full force and effect; or any Credit Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document, in each case for any reason other than as expressly permitted hereunder or thereunder or in satisfaction in full of all non-contingent Obligations.

Section 8.02 Remedies Upon Event of Default

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(i) declare the obligation of each Lender to make extensions of the Loans to be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders under the Loan Documents;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.11, be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Obligations constituting fees, indemnities and expenses (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

LAST, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority

Each of the Lenders hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent expressly set forth in Section 9.06, the provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the foregoing, each Lender authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Section 9.02 Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrower or its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers (and shall be fully protected in so refraining from acting), except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided that the Administrative Agent shall not be required to take any action that, (x) in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws, (y) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (z) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(c) The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given written notice thereof (stating that it is a “notice of default”) to the Administrative Agent describing such Default and such event or events.

(d) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.06 and (ii) may rely on the Register to the extent set forth in Section 10.06(c).

Section 9.05 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation and Removal of Administrative Agent

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent with the consent, so long as no Event of Default has occurred and is continuing, of the Borrower (such consent not be unreasonably withheld); provided that no Ineligible Assignee may be appointed successor Administrative Agent without the written consent of the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent, so long as no Event of Default has occurred and is continuing, of the Borrower (such consent not be unreasonably withheld). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. In the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the Resignation Effective Date, the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders

Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither BMO Capital Markets Corp. nor RBC Capital Markets, LLC shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents in its capacity as a Joint Lead Arranger or a Joint Bookrunner, except in its capacity as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Posting of Communications

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.10, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.11 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Credit Party, that at least one of the following is and will continue to be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied, and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Credit Party, that none of the Administrative Agent or any Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.12 Erroneous Payments

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 10.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement and any other Loan Document (1) to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender, to comply with local law or the advice of local counsel, (2) to cause one or more Loan Documents to be consistent with other Loan Documents or (3) to implement the amendment referenced in the last sentence of Section 7.11(e) and (y) no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(ii) extend or increase the Commitment of any Lender without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (but not any prepayment) of principal as set forth in Section 2.04, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, waiver of default interest or mandatory prepayment shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan);

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that (A) any amendment to the financial covenant definitions, the financial ratios or any component thereof in this Agreement, in each case shall not constitute a reduction in the interest rates or the fees for purposes of this clause (iv) and (B) only the consent of the Required Lenders shall be required to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v) without the written consent of each Lender directly affected thereby, reduce the principal amount of, or extend the scheduled date of any amortization with respect to, any Loan, in each case as provided in Section 2.04(a) or 2.04(b) or change the Maturity Date;

(vi) change the definition of “Applicable Percentage”, Section 2.11, Section 8.03 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(viii) release all or substantially all of the aggregate value of the Guaranty, except as expressly permitted by the Loan Documents, without the written consent of each Lender;

and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable Laws, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 10.02 Notices; Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as expressly provided in Section 6.01 and subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent (including e-mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the Approved Electronic Platform; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and the Lenders and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.01 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.01 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrower shall pay, subject to the occurrence of the Restatement Effective Date, (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Agent-Related Persons (without duplication) (including the reasonable, documented and invoiced fees and disbursements of one firm of counsel for the Administrative Agent and the Agent-Related Persons, taken as a whole, and if necessary, of a single firm of local counsel in each applicable jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), but not including allocated costs of in-house counsel or expenses of any other third-party advisors without the Borrower’s prior consent), in connection with the syndication of the term loan facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents; provided that, pursuant to this clause (ii), the Borrower shall not be required to reimburse such out-of-pocket expenses of more than one firm of counsel to the Administrative Agent and the Lenders, taken as a whole (and if necessary, a single firm of local counsel to the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions)) and, in the case of any actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected persons similarly situated taken as a whole) but not including allocated costs of in-house counsel or expenses of any other third-party advisors without the Borrower’s prior consent)).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable, documented and invoiced fees and disbursements of one firm of counsel to the Indemnitees taken as a whole and, if necessary, of a single firm of local counsel in each applicable jurisdiction for the Indemnitees taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to all affected Indemnitees, taken as a whole), but not including allocated costs of in-house counsel or expenses of any other third-party advisors without the Borrower’s prior consent), to which any such Indemnitee may become subject, arising out of, or in connection with the financing contemplated hereby or the use of proceeds thereof or any actual or prospective claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto and whether or not such Proceeding was brought by the Borrower, its affiliates or equity holders, creditors or any other third party; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to (x) have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnitee or any of such Indemnitee’s Related Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach of the funding obligations under this Agreement or the other Loan Documents of such Indemnitee or any Related Parties of such Indemnitee acting at such Indemnitee’s direction or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not arise from any act or omission by the Borrower or any Subsidiaries and that is brought by any Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or the Arrangers in their capacity as such but subject to clauses (x)(i), (x)(ii) and (x)(iii) above) or (y) have resulted from any agreement governing any settlement effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed) but if settled with the Borrower’s written consent or if there is a final, nonappealable judgment in any such Proceeding, the Borrower agrees to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and to the extent required by, this Section 10.04(b). Each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower (or on the Borrower’s behalf) under this Section 10.04(b) to such Indemnitee to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms of this Section 10.04(b). None of the Indemnitees or the Borrower shall be liable for any special, indirect, consequential or punitive damages in connection with this Agreement or the Loans (except to the extent of its indemnity or reimbursement obligations hereunder in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an Indemnitee to a third party). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof (but without limiting the obligation of the Borrower under such subsection), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (or the Commitments of such assigning Lender, to the extent such Commitments have not been terminated pursuant to Section 2.01), determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 or other than in $1,000,000 increments thereabove unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) and subsection (b)(v) of this Section and, in addition:

(A) the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and notice thereof is provided to the Administrative Agent and the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries other than in accordance with Section 10.06(b)(vii), (B) to any Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or (D) absent the written consent of the Borrower (which consent may be given or withheld at the Borrower’s sole discretion), to any Person that was an Ineligible Assignee as of the applicable Trade Date. For the avoidance of doubt, with respect to any assignee that becomes an Ineligible Assignee after the Trade Date applicable to its assignment (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the proviso to the definition of “Ineligible Assignee”), (i) such assignee shall not retroactively be disqualified from having become a Lender pursuant to such assignment and (ii) such assignee will become an Ineligible Assignee in accordance with the definition thereof notwithstanding the consummation of such assignment and the execution by the Borrower of an Assignment and Assumption with respect to such assignee. Notwithstanding the foregoing, any assignment to an assignee that is or becomes an Ineligible Assignee (including any assignment in violation of clause (b)(v)(D)) shall not be void, but the provisions of paragraph (f) below shall apply.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the written consent of the Borrower and the Administrative Agent, the applicable pro-rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro-rata share of all Loans and Commitments in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(vii) Assignments to Affiliated Lenders. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement:

(A) assignments to the equity holders of the Borrower and their respective affiliates (other than the Borrower and its Subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations; provided that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities and that exercise independent discretion from the private equity business of Altamont (each, a “Debt Fund Affiliate”), will only be subject to the limitations set forth in clause (6):

(1) Affiliated Lenders will not be permitted to (I) receive information provided solely to Lenders by the Administrative Agent or any Lender, (II) attend/participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (III) make or bring (other than as a passive participant or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent (except with respect to any rights expressly retained by such Affiliated Lender under this Agreement and the other Loan Documents, which shall not be required to be waived) or (IV) receive advice of counsel to the Administrative Agent or any other Lender (other than counsel to Affiliated Lenders), or challenge the Administrative Agent’s or any other Lender’s attorney-client privilege;

(2) for purposes of any amendment, waiver or modification of this Agreement or the other Loan Documents or any plan of reorganization or liquidation that in either case does not require the consent of each Lender or does not adversely affect such Affiliated Lender (in its capacity as a Lender) as compared to other Lenders, Loans held by Affiliated Lenders shall be excluded in the determination of any vote by the Required Lenders and shall be deemed not to be outstanding (or shall be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter);

(3) the amount of Loans under this Agreement purchased by Affiliated Lenders other than Debt Fund Affiliates may not exceed 25% of the outstanding principal amount of all Loans under this Agreement (after giving effect to such purchase);

(4) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption in connection with such purchases or sales and each such assignment and assumption shall contain a customary “big boy” representation but there shall be no requirement to make a representation as to the absence of any material non-public information;

(5) Loans owned or held by Affiliated Lenders (i) shall be excluded in any determination of a vote by “Required Lenders” and (ii) shall be voted by the Administrative Agent in its discretion in connection with any plan or reorganization in an insolvency proceeding unless such plan affects the holder thereof, in its capacity as such, in a disproportionately adverse manner relative to the treatment of the other Lenders, in which case such Affiliated Lender will not be permitted to vote on matters submitted to Lenders for consideration (including in connection with any plan of reorganization) and their Loans shall be disregarded in determining other Lenders’ Commitment and the Applicable Percentages; provided that (A)(i) the commitments or obligations of any Affiliated Lender shall not be increased, (ii) the due dates for payments of interest and scheduled amortization (including at maturity) of any Loans owed to any Affiliated Lender will not be extended and (iii) the amounts owing to any Affiliated Lender will not be reduced, in each instance in clauses (i) through (iii), without the consent of such Affiliated Lender, (B) Affiliated Lenders shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby and (C) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled; and

(6) for purposes of determining whether the Required Lenders have consented to any amendment or waiver under this Agreement or the other Loan Documents, the aggregate principal amount of Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute the “Required Lenders”;

(B) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of the Loans owing to it to the Borrower or its Subsidiaries on a non-pro rata basis (provided that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan), subject to the following limitations:

(1) The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans; provided that (A) notice of the Auction shall be made to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.06(b)(vii)(B) and the Auction Procedures set forth on Exhibit H and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(2) With respect to all repurchases made by the Borrower pursuant to this Section 10.06(b)(vii)(B), (A) the Borrower shall deliver to the Administrative Agent and the Auction Manager a certificate of a Responsible Officer stating that (i) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (ii) as of the launch date of the related Auction and the effective date of any Borrower Assignment and Acceptance, it is not in possession of any information regarding the Borrower or any of its Subsidiaries, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Borrower Assignment and Acceptance or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent, the Auction Manager and the non-Public Lenders and (B) the assigning Lender and the Borrower shall execute and deliver to the Administrative Agent and the Auction Manager a Borrower Assignment and Acceptance; and

(3) Following repurchase by the Borrower or any Subsidiary pursuant to this Section 10.06(b)(vii)(B), the Loans so repurchased shall, without further action by any Person, be immediately and automatically cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with the Loans repurchased and cancelled pursuant to this Section 10.06(b)(vii)(B), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower, any of the Borrower’s Affiliates or Subsidiaries or an Ineligible Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt: (i) each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation; and (ii) with respect to any participant that becomes an Ineligible Assignee after the Trade Date applicable to its participation (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the proviso to the definition of “Ineligible Assignee”), such participant shall not retroactively be disqualified from having become a participant pursuant to the applicable participation agreement. Notwithstanding the foregoing, any participation to a participant that becomes an Ineligible Assignee shall be subject to the provisions of paragraph (f) below.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation)); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment or Loan or any of its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulation Section 1.163-5(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) in accordance with applicable Laws to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Certain Provisions Pertinent to Ineligible Assignees. If any assignment is made to any Ineligible Assignee without the Borrower’s prior consent in violation of paragraph (b)(v)(D) above, or if any Lender becomes an Ineligible Assignee after the Trade Date of the applicable assignment to such Lender, the Borrower may, at their sole expense and effort, upon notice to the applicable Ineligible Assignee and the Administrative Agent, require such Ineligible Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at a purchase price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Ineligible Assignee paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to such Ineligible Assignee hereunder and under the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in 10.06(b) and (ii) such assignment does not conflict with applicable Laws.

Notwithstanding anything to the contrary contained in this Agreement, (i) Ineligible Assignees that are either Lenders or participants of Lenders will not (A) have any inspection rights or the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (B) attend or participate in meetings attended by the Lenders and the Administrative Agent or (C) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (ii)(A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Ineligible Assignee (whether a direct Lender or a participant) will be deemed to have consented in the same proportion as the Lenders that are not Ineligible Assignees consented to such matter, and (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Ineligible Assignee (whether a direct Lender or a participant) hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Ineligible Assignee does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, (i) to post the list of Ineligible Assignees provided by the Borrower and any updates thereto from time to time (collectively, the “Ineligible Institution List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated “Public Side Information”, and (ii) to provide the Ineligible Institution List to each Lender or Participant or prospective Lender or Participant requesting the same. The Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Assignee or enforce compliance with the provisions relating to Ineligible Assignees or have any liability with respect to or arising out of any assignment or participation of Loans and commitments under this Agreement, or disclosure of confidential information, to any Ineligible Assignee.

Section 10.07 Treatment of Certain Information; Confidentiality

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any administrative agency or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by the order of any court, pending legal or judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena, compulsory legal process or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B)(1) any direct, indirect, actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or securitization or other similar transaction under which payments are to be made by reference or to any credit insurance provider in each case relating to the Borrower and its obligations, this Agreement or payments hereunder or (2) any credit insurance provider relating to the Borrower and its obligations, or (C) the CUSIP Service Bureau or any similar organization, (vii) to any rating agency, in consultation with the Borrower, (viii) with the written consent of the Borrower, (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (x) for purposes of establishing a “due diligence” defense or (xi) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes. For purposes of this Section, “Information” means all information received from the Borrower or any

Subsidiaries relating to the Borrower or any Subsidiaries or any of their respective businesses, including the identity of Ineligible Assignees, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiaries; provided that in the case of information received from the Borrower or any Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08 Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower, excluding any custodial, trust or special reserve accounts, against any and all of the obligations of the Borrower, now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement but only at the time when such obligations are due and payable in accordance with the terms of this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch, or office of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have, but subject to Section 8.02. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents (including interest paid at the Default Rate) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law

(the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.11 Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06 or if any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws;

(v) no Default or Event of Default shall have occurred and be continuing on the date of such assignment; and

(vi) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE CREDIT PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. (i) EACH OF THE ADMINISTRATIVE AGENTAND THE LENDERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. (ii) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each of the Arrangers and each of the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that they may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents

The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18 USA PATRIOT Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19 Judgment Currency

(a) The obligations of the Borrower hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section 10.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.21 Acknowledgment Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and

Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.22 Existing Credit Agreement Amended and Restated; Consents to Amendments to Existing Loan Documents

(a) Upon satisfaction of the conditions precedent to the effectiveness of this Agreement on the Restatement Effective Date, (i) this Agreement shall amend and restate the Existing Credit Agreement in its entirety, (ii) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that (A) each of the “Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder (with the existing Interest Periods therefor) and shall constitute Continuing Restatement Euro Loans, Restatement Euro Loans and Loans hereunder and (B) all Obligations (as defined in the Existing Credit Agreement) of the Credit Parties (as defined in this Agreement) shall constitute continuing Obligations hereunder, and neither this Agreement nor any other Loan Document shall be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations, and (iii) all references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement.

(b) Each Credit Party, the Administrative Agent and each Lender hereby consents to the amendment and restatement of the Existing Guarantee Agreement (as defined in the Guaranty) effected by the Guaranty.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ACCELERANT HOLDINGS

By:	/s/ Samuel Gaynor
Name:	Samuel Gaynor
Title:	Director

GUARANTORS:

ACCELERANT HOLDINGS (CAYMAN) LTD.

By:	/s/ Samuel Gaynor
Name:	Samuel Gaynor
Title:	Director

ACCELERANT DISTRIBUTION HOLDINGS LIMITED

By:	/s/ Christopher Lee-Smith
Name:	Christopher Lee-Smith
Title:	Director

ACCELERANT UNDERWRITING HOLDINGS LIMITED

By:	/s/ Samuel Gaynor
Name:	Samuel Gaynor
Title:	Director

ACCELERANT US HOLDINGS, LLC

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

ACCELERANT AGENCY (UK) LIMITED

By:	/s/ Anna Faulkner
Name:	Anna Faulkner
Title:	Director

ACCELERANT MALTA HOLDINGS LIMITED

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

ACCELERANT UNDERWRITING MANAGERS, INC.

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

ACCELERANT US DISTRIBUTION HOLDINGS, LLC

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

ACCELERANT US SERVICES COMPANY HOLDINGS, LLC

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

ACCELERANT US SERVICES COMPANY, LLC

By:	/s/ Jeffrey Lee Radke
Name:	Jeffrey Lee Radke
Title:	Director

CORNICHE ACQUISITION CO. LTD.

By:	/s/ Christopher Lee-Smith
Name:	Christopher Lee-Smith
Title:	Director

AYAX (UK) ACQUISITION CO. LTD.

By:	/s/ Christopher Lee-Smith
Name:	Christopher Lee-Smith
Title:	Director

ACCELERANT SERVICES UK LIMITED

By:	/s/ Christopher Lee-Smith
Name:	Christopher Lee-Smith
Title:	Director

M2 ACQUISITION CO. LTD.

By:	/s/ Nancy Hasley
Name:	Nancy Hasley
Title:	Director

ARB ACQUISITION CO. LTD.

By:	/s/ Nancy Hasley
Name:	Nancy Hasley
Title:	Director

EVEREST RM ACQUISITION CO. LTD.

By:	/s/ Nancy Hasley
Name:	Nancy Hasley
Title:	Director

SSR ACQUISITION CO. LTD.

By:	/s/ Christopher Lee-Smith
Name:	Christopher Lee-Smith
Title:	Director

ACCELERANT AGENCY LIMITED

By:	/s/ Anna Faulkner
Name:	Anna Faulker
Title:	Director

ACCELERANT HOLDINGS UK LTD.

By:	/s/ Simon Jukes
Name:	Simon Jukes
Title:	Director

ADMINISTRATIVE AGENT:

BANK OF MONTREAL, as Administrative Agent

By:	/s/ Collin Wagner
Name:	Collin Wagner
Title:	Vice President

LENDERS:

BANK OF MONTREAL, as a Lender

By:	/s/ Collin Wagner
Name:	Collin Wagner
Title:	Vice President

LLOYDS BANK PLC, as Lender

By:	/s/ Lee Chester
Name:	Lee Chester
Title:	Associate Director

HSBC BANK PLC, as a Lender

By:	/s/ Christine So
Name:	Christine So
Title:	Relationship Director, NBFI

Royal Bank of Canada , as Lender

By:	/s/ Kevin Bemben
Name:	Kevin Bemben
Title:	Authorized Signatory